UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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Jamba, Inc.

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May 17, 2018

TO THE SHAREHOLDERS OF

JAMBA, INC.:

You are cordially invited to attend the 2018 Annual Meeting of Shareholders of Jamba, Inc. (the “Company”) (the “2018 Annual Meeting”) on June 26, 2018, at 9:00 a.m. local time, which will be held at the Company’s principal offices, located at 3001 Dallas Parkway, Suite 140, Frisco, TX 75034.

Details of business to be conducted at the Annual Meeting are described in the Notice of Annual Meeting of Shareholders and Proxy Statement. At the 2018 Annual Meeting, the Company will present a report on its operations during the past year and respond to questions from shareholders. Accompanying this Proxy Statement is the Company’s 2017 Annual Report to Shareholders.

The Company is pleased to take advantage of Securities and Exchange Commission rules that allow companies to furnish proxy materials to shareholders primarily over the Internet. On or about May 17, 2018, you were provided with a Notice of Internet Availability of Proxy Materials (“Notice”), and provided access to our proxy materials over the Internet. The Notice also provides instructions on how to vote online or by telephone, and includes instructions on how to receive a paper copy of the proxy materials by mail. We believe that these rules allow us to provide our shareholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of the Annual Meeting. However, if you would prefer to receive paper copies of our proxy materials and annual report, please follow the instructions included in the Notice. If you received your Annual Meeting materials by mail, the notice of the annual meeting, proxy statement, and proxy card from our Board of Directors were enclosed. If you received your annual meeting materials via e-mail, the e-mail contained voting instructions and links to the online proxy statement and annual report.

We hope that you will attend the 2018 Annual Meeting. Whether or not you plan to attend, you can ensure that your shares are represented at the meeting by promptly voting and submitting your proxy by telephone, by Internet or, if you have received a paper copy of your proxy materials by mail, by completing, signing, dating, and returning your proxy card in the envelope provided.

Sincerely yours,

DAVID A. PACE

Chief Executive Officer

YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the 2018 Annual Meeting of Shareholders, we urge you to vote and submit your proxy by telephone, the Internet or by mail in order to ensure the presence of a quorum. If you attend the meeting and do not hold your shares through an account with a brokerage firm, bank or other nominee, you will have the right to revoke the proxy and vote your shares in person. If you hold your shares through an account with a brokerage firm, bank or other nominee, please follow the instructions you receive from them to vote your shares and revoke your vote, if necessary.

JAMBA, INC.

3001 Dallas Parkway, Suite 140

Frisco, Texas 75034

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held June 26, 2018

Dear Shareholder:

You are invited to attend the 2018 Annual Meeting of Shareholders of Jamba, Inc., a Delaware corporation (the “Company”) (the “2018 Annual Meeting”), which will be held at the Company’s principal offices located at 3001 Dallas Parkway, Suite 140, Frisco, TX 75034 on June 26, 2018, at 9:00 a.m. local time, for the following purposes:

1.	To elect seven nominees as directors to serve until the next annual meeting of shareholders and until their successors have been elected and qualified.
2.	To ratify the selection of Whitley Penn LLP as the Company’s independent registered public accounting firm for the fiscal year ending January 1, 2019.
3.	To vote on a non-binding advisory resolution to approve executive compensation.
4.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Shareholders of record at the close of business on April 27, 2018 are entitled to notice of, and to vote at, the 2018 Annual Meeting and any adjournment or postponement thereof. For ten days prior to the 2018 Annual Meeting, a complete list of shareholders entitled to vote at the 2018 Annual Meeting will be available for examination by any shareholder, for any purpose relating to the 2018 Annual Meeting, during ordinary business hours at our principal offices located at 3001 Dallas Parkway, Suite 140, Frisco, TX 75034.

By Order of the Board of Directors,

MARIE PERRY

Secretary

Frisco, Texas

May 17, 2018

IMPORTANT: Please vote and submit your proxy by telephone, the Internet or, if you have received a paper copy of the proxy materials by mail, by completing and promptly mailing your proxy card in the postage-paid envelope provided to assure that your shares are represented at the meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 26, 2018

This Proxy Statement relating to the 2018 Annual Meeting of Shareholders and the Annual Report to Shareholders for the year ended January 2, 2018 are available at www.proxydocs.com/jmba.

PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS

The accompanying proxy is solicited by the Board of Directors of Jamba, Inc., a Delaware corporation (“Jamba,” “Company,” “we,” “us,” and “our”), for use at its 2018 Annual Meeting of Shareholders to be held on June 26, 2018, or any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. This proxy statement and the enclosed proxy are being made available to shareholders on or about May 17, 2018.  The 2018 Annual Meeting is intended to meet any and all requirements of The Nasdaq Stock Market with respect to annual meetings for the Company’s fiscal years 2016 and 2017.

SOLICITATION AND VOTING

Voting Securities.  Only shareholders of record as of the close of business on April 27, 2018 (the “Record Date”) will be entitled to vote at the meeting and any postponement or adjournment thereof. As of the Record Date, there were 18,447,023 shares of common stock of the Company (the “Common Stock”) outstanding, excluding treasury shares, all of which are entitled to vote with respect to all matters to be acted upon at the 2018 Annual Meeting.

Each shareholder of record as of the Record Date is entitled to one vote for each share of Common Stock held by him or her. Our Bylaws provide that the holders of a majority in voting power of the capital stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the shareholders for the transaction of business except as otherwise provided by statute or by the Amended and Restated Certificate of Incorporation of the Company, as amended to date (the “Restated Certificate”). Our current Restated Certificate does not have any other requirements for a quorum of the shareholders. Votes for and against, abstentions and “broker non-votes” will each be counted as present for purposes of determining the presence of a quorum.

Broker Non-Votes.  A broker non-vote occurs when a broker submits a proxy card with respect to shares held in a fiduciary capacity (typically referred to as being held in “street name”) but declines to vote on a particular matter because the broker has not received voting instructions from the beneficial owner. Under the rules that govern brokers who are voting with respect to shares held in street name, brokers have the discretion to vote such shares on routine matters, but not on non-routine matters. Routine matters include the ratification of selection of auditors. Non-routine matters include the election of directors and, the executive compensation advisory proposal.

Solicitation of Proxies.  We will bear the cost of soliciting proxies. In addition to soliciting shareholders by mail through our employees, we will request banks, brokers and other custodians, nominees and fiduciaries to solicit customers for whom they hold our stock and will reimburse them for their reasonable, out-of-pocket costs. We may use the services of our employees, officers, directors and others to solicit proxies, personally or by telephone, without additional compensation.

Voting of Proxies.  Shareholders whose shares are registered in their own names may vote (1) by returning a proxy card, (2) via the Internet at www.proxypush.com/jmba, or (3) by telephone at 1-866-284-5317. Specific instructions to be followed by any registered shareholder interested in voting via the Internet or by telephone are set forth in the notice by mail described below or, if you receive a paper copy of the proxy materials, on the proxy card provided.

“Notice and Access” Model.  The SEC’s proxy rules set forth how companies must provide proxy materials. These rules are often referred to as “notice and access.” Under the notice and access model, a company may select either of the following options for making proxy materials available to shareholders: (i) the full set delivery option; or (ii) the notice only option. A company may use a single method for all its shareholders, or use full set delivery for some while adopting the notice only option for others. We must comply with these rules in connection with our 2018 Annual Meeting.

Under the full set delivery option a company delivers all proxy materials to its shareholders by mail or, if a shareholder has previously agreed, electronically. In addition to delivering proxy materials to shareholders, the Company must post all proxy materials on a publicly-accessible web site (other than the SEC’s web site) and provide information to shareholders about how to access that web site and the hosted materials. Under the notice only option, instead of delivering its proxy materials to shareholders, the Company instead delivers a “Notice of Internet Availability of Proxy Materials” which outlines (i) information regarding the date and time of the meeting of shareholders as well as the items to be considered at the meeting; (ii) information regarding the web site where the proxy materials are posted; and (iii) various means by which a shareholder can request paper or email copies of the proxy materials.

In connection with our 2018 Annual Meeting, we have elected to use the notice only option. Accordingly, unless requested otherwise, you should have received a notice by mail instructing you how to access proxy materials at http://www.proxydocs.com/jmba and providing you with a control number you can use to vote your shares. You may request that the Company deliver paper copies of the proxy materials as well.

All valid proxies received before the meeting will be exercised. All shares represented by a proxy will be voted, and where a proxy specifies a shareholder’s choice with respect to any matter to be acted upon, the shares will be voted in accordance with that specification. If no choice is indicated on the proxy, the shares will be voted in favor of the proposal. A shareholder whose shares are registered in their own name has the power to revoke his or her proxy at any time before it is exercised by delivering to the Secretary of the Company a written instrument revoking the proxy or a duly executed proxy with a later date, or by attending the meeting and voting in person. If you hold shares in street name, through a bank, broker or other nominee, please contact the bank, broker or other nominee to revoke your proxy.

Annual Meeting Attendance

You are entitled to attend the 2018 Annual Meeting only if you were a Company shareholder as of the Record Date or you hold a valid proxy for the 2018 Annual Meeting. Since seating is limited, admission to the meeting will be on a first-come first-served basis. You should be prepared to present photo identification for admittance. If you are not a shareholder of record but hold shares as a beneficial owner through a broker, bank, trustee or nominee (i.e., in street name), you should provide proof of beneficial ownership as of the Record Date, such as your most recent account statement prior to the Record Date, a copy of the voting instruction card provided by your broker, bank, trustee or nominee, or other similar evidence of ownership. In addition, the Notice will serve as proof of stock ownership as of the Record Date.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

In accordance with the Company’s bylaws (the “Bylaws”), the Board of Directors of the Company (hereinafter referred to as the “Board” or the “Board of Directors”) has currently set the size of the Board at seven members and there are currently seven members serving. The terms of the current directors expire upon the election and qualification of the directors to be elected at the 2018 Annual Meeting. The Board has nominated seven persons for election at the 2018 Annual Meeting to serve until the 2019 Annual Meeting of Shareholders and until their successors are duly elected and qualified. All nominees for election to the Board are presently directors of Jamba. Shareholders may not vote for a greater number of persons than the number of nominees named. Set forth below is information regarding the nominees to the Board for election as a director.

Each nominee has agreed to be named in this proxy statement and to serve if elected. If any of the nominees declines to serve or becomes unavailable for any reason, or if a vacancy occurs before the election (although we know of no reason to anticipate such an occurrence), the proxies may be voted for such substitute nominee(s) as we may designate.

If a quorum is present and voting, each of the seven nominees receiving a higher number of votes cast “for” such nominee than “against” such nominee will be elected. Proxies cannot be voted for more than seven nominees. Abstentions, “broker non-votes” and withheld votes will not count towards election of any director nominee. Under our Bylaws, if an incumbent director standing for re-election is not re-elected, the director shall tender his or her resignation to the Board. The Nominating and Corporate Governance Committee will make a recommendation to the Board on whether to accept or reject such director’s resignation. The Board will act on the Nominating and Corporate Governance Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date of the certification of the election results. The Nominating and Corporate Governance Committee in making its recommendation, and the Board in making its ultimate decision, may each consider any factors or other information that they consider appropriate and relevant. The director who tenders his or her resignation will not participate in the recommendation of the Nominating and Corporate Governance Committee or the Board’s decision with respect to his or her resignation.

If a director’s resignation is accepted by the Board, then the Board may fill the resulting vacancy or may decrease the size of the Board as permitted by our Bylaws.

The seven Company nominees to the Board to serve until the 2019 Annual Meeting and until their successors have been duly elected and qualified are as follows:

Name	Age	Director Since
David A. Pace	59	2012
Richard L. Federico	64	2006
Andrew R. Heyer	60	2009
Michael A. Depatie	61	2010
Lorna C. Donatone	60	2013
James C. Pappas	37	2015
Glenn W. Welling	47	2015

The principal occupations and qualifications of each of the seven Company nominees for director are as follows. There are no family relationships among any of our directors or executive officers.

DAVID A. PACE has been a member of our Board since August 2012 and was appointed our Chief Executive Officer in January 2016. From 2014 to 2016, Mr. Pace served as President of Carrabba’s Italian Grill, and from 2010 to 2014, Mr. Pace was the Executive Vice President and Chief Resource Officer of Bloomin’ Brands where he was responsible for both the human resources and real estate and development functions of Bloomin’ Brands along with the Fleming’s and Roy’s business units. Before joining Bloomin’ Brands in 2010, Mr. Pace was a management consultant, entrepreneur and not-for-profit leader. He has extensive domestic and international experience overseeing human resources for Starbucks Coffee Company, HomeGrocer.com and PepsiCo/YUM Brands along with additional experiences in technology and sports management. Mr. Pace served as an adjunct faculty member in Southern Methodist University’s Cox Graduate School of Business and is currently a director of Up2US, a rapidly expanding national non-profit focused on improving the health and development of America’s young people through sports-based youth development. Mr. Pace has a Bachelor of Science in Industrial and Labor Relations from Cornell

University. Mr. Pace’s position as our Chief Executive Officer and his extensive knowledge of the restaurant and food and beverage industries, including his senior leadership experience in human resources, make him particularly qualified for service on our Board.

RICHARD L. FEDERICO has been a member of our Board of Directors since November 2006 and has served as the Chairman of our Board since January 2016. Mr. Federico had previously served as a director of Jamba Juice Company from October 2004 to November 2006. Mr. Federico is currently Executive Chairman of P.F. Chang’s China Bistro Inc., an operator of domestic Asian-inspired restaurant brands, a position he has held since 2012. From 1996 until 2012, Mr. Federico served as a director and from 1997 to 2015, as Chief Executive Officer of P.F. Chang’s China Bistro Inc. In 2000, Mr. Federico was named Chairman of the Board of P.F. Chang’s China Bistro Inc. From 1989 to 1996, Mr. Federico served as President of the Italian Concepts division of Brinker International, Inc., where he was responsible for concept development and operations. Since 2011, Mr. Federico has served on the Board of Directors of Domino’s Pizza. Since August 2016, Mr. Federico has served on the Board of Directors and Compensation Committee of GolfTEC. Mr. Federico’s business acumen and experience in leading a successful publicly-held restaurant concept make him particularly qualified for service as Chairman of our Board, and for service on our Nominating and Corporate Governance Committee and on our Compensation and Executive Development Committee.

ANDREW R. HEYER has been a member of our Board of Directors since June 2009. Mr. Heyer has served as the Chief Executive Officer and Founder of Mistral Equity Partners, a private equity fund, since its founding in 2007. Prior to founding Mistral, Mr. Heyer served as a Founding Managing Partner of Trimaran Capital Partners, LLC, a private equity firm. Mr. Heyer was formerly a Vice Chairman of CIBC World Markets Corp., and a co-head of the CIBC Argosy Merchant Banking Funds. Prior to joining CIBC World Market Corp. in 1995, Mr. Heyer was a Managing Director at Drexel Burnham Lambert Incorporated and, previous to that, he worked at Shearson/American Express. Mr. Heyer also serves on the Board of Directors of Hain Celestial Group. Mr. Heyer also currently serves as a Member of the Executive Committee and Board of Trustees of the University of Pennsylvania and the University of Pennsylvania Health System. Mr. Heyer was appointed as our Lead Director in March 2015, a position he held until January 2016. Mr. Heyer’s business, financial and investment experience in consumer focused product and services industries makes him particularly qualified for service on our Board and our Compensation and Executive Development Committee.

MICHAEL A. DEPATIE has been a member of our Board of Directors since November 2010. Mr. Depatie has served as the Managing Partner of KHP Capital Partners, a hotel real estate investment fund, since January 2015. Mr. Depatie served as Chief Executive Officer of Kimpton Hotels and Restaurants, LLC from 2006 to January 2015, and was also a member of Kimpton’s Board of Directors. Prior to being elected as Kimpton’s Chief Executive Officer, Mr. Depatie served as their President from 2005 having joined the Kimpton family of companies as Chief Executive Officer for real estate for Kimpton Group Holding, LLC in 2003. Prior to Kimpton, Mr. Depatie held senior finance and development roles in a number of rapidly growing lodging companies including Residence Inn and Summerfield Suites. Previously, Mr. Depatie was the Chief Financial Officer of Sunterra, an NYSE listed resort hotel vacation ownership company and NYSE listed La Quinta, a national chain of limited service hotels. Mr. Depatie’s extensive senior management experience and his financial expertise make him particularly qualified for service on our Board and as Chairman of our Audit Committee.

LORNA C. DONATONE has been a member of our Board of Directors since December 2013. Since September 2015, Ms. Donatone has served as Region Chair for North America and Chief Executive Officer of Geographic Regions Worldwide for Sodexo. Ms. Donatone had previously served as Chief Executive Officer Schools Worldwide and Chief Operating Officer and Education Market President at Sodexo Education since February 2010, where she oversaw operations and strategic growth for Sodexo at college and university campuses, public school districts and private schools in the U.S. Prior to that, Ms. Donatone served in various other leadership roles at Sodexo including President of School Services from September 2007 to February 2010. Ms. Donatone joined Spirit Cruises, LLC, a subsidiary of Sodexo in 1999 and served as its President from 2002 to 2006. Ms. Donatone is a member of the Sodexo Group Executive Committee and Chair of the Sodexo North America Regional Leadership Committee. She has been a board member of the National Restaurant Association since 2005 and a trustee of the National Restaurant Association Educational Foundation since 2011, where she is Past Chair of the Board. Ms. Donatone is the Past Chair of the Board of Directors of the Women’s Foodservice Forum and was elected as a member of the Board of Trustees for the Culinary Institute of America in 2008, of which Ms. Donatone is now a trustee emeritus. Ms. Donatone’s extensive knowledge of the restaurant and food service industry, senior management experience and financial expertise makes her particularly qualified for service on our Board, our Audit Committee and as Chair of our Nominating and Corporate Governance Committee.

JAMES C. PAPPAS has been a member of our Board of Directors since January 2015. He serves as the Managing Member of JCP Investment Management, LLC, a position he has held since June 2009. Mr. Pappas is the sole member of JCP Investment Holdings, LLC, and was a private investor between 2007 and 2009. Previously, from June 2005 to July 2007, Mr. Pappas was with the Investment Banking/Leveraged Finance Division of Goldman Sachs Group, Inc. where he advised private equity groups and corporations on appropriate leveraged buyout, recapitalization and refinancing alternatives. Prior to that, from June 2004 to June 2005, Mr. Pappas worked with Banc of America Securities, where he focused on consumer and retail investment banking, providing advice on a wide range of transactions including mergers and acquisitions, financings, restructurings and buy-side engagements. From January 2013 to May 2014, Mr. Pappas served as the Chairman of Morgan's Foods Inc., and served as its Director from February 2012 to May 2014. He served as an Independent Director of The Pantry, Inc. from March 2014 to March 2015. He also served as a Director at Samex Mining Corp. from January 2013 to August 2013. Since June 2016, Mr. Pappas has served as a Director of Tandy Leather Factory, Inc., and since October 2016 he has served as Director of US Geothermal, Inc. Mr. Pappas’s financial and food service industry expertise, along with his senior management experience make him particularly qualified to serve on our Board, our Audit Committee and our Nominating and Corporate Governance Committee.

GLENN W. WELLING has been a member of our Board of Directors since January 2015. He has served as the Chief Investment Officer and Principal of Engaged Capital, LLC since its founding in 2012. Prior to the founding of Engaged Capital, Mr. Welling was a Principal and Managing Director of Research at Relational Investors LLC, which he joined in July 2008 and was responsible for research in the consumer, healthcare, and utilities sectors. Mr. Welling served from February 2002 to May 2008 as a Managing Director of Credit Suisse Group AG, where he also served as the Head of the Investment Banking Department’s Advisory Business. Mr. Welling served as Partner and Managing Director of HOLT Value Associates L.P. from October 1999 to January 2002. Mr. Welling serves as Chairman of the Board of Directors for the University of Pennsylvania’s tennis program and as a Member of the Wharton Executive Education Board. He also serves as a member of the Board of Directors of TiVo Corporation, and Hain Celestial Group, Inc. He teaches executive education courses at the Wharton School of Business at the University of Pennsylvania. Mr. Welling’s financial, industry, and senior management experience make him particularly qualified to serve on our Board and as Chairman of our Compensation and Executive Development Committee.

Background information on the officers of the Company other than Mr. Pace can be found in our Annual Report on Form 10-K filed with the SEC on May 11, 2018 under the heading “Executive Officers.”

Recommendations of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF OUR NOMINEES NAMED ABOVE.

CORPORATE GOVERNANCE

Director Independence

The Board of Directors has determined that, except for David Pace, each of the Company director nominees standing for election has no relationship which, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and is an “independent director” as defined by the applicable NASDAQ rules and the rules and regulations of the Securities and Exchange Commission (the “SEC”). In determining the independence of our directors, the Board of Directors has adopted the independence standards that mirror the criteria specified by applicable law and regulations of the SEC and the NASDAQ.

Board Leadership Structure

Our Board leadership structure currently consists of an independent Chairman and a Chief Executive Officer. In January 2016, David A. Pace was appointed our Chief Executive Officer and Richard L. Federico was appointed Chairman of our Board. Prior to the appointment of Richard L. Federico as independent Chairman of the Board, we appointed an independent Lead Director and will do so in the future at any time the roles of Chief Executive Officer and Chairman are combined.

The Board believes that Mr. Federico is best situated to serve as Chairman because he is the director most familiar with the Company’s business and industry, possesses detailed and in-depth knowledge of the issues, opportunities and challenges facing the Company and is thus best positioned to develop agendas that ensure that the Board’s time and attention are focused on the most critical matters. The Company’s independent directors bring experience, oversight and expertise from outside the Company, while the Chief Executive Officer brings Company-specific experience and expertise. The Board has determined that separating the roles of Chairman and Chief Executive Officer is most appropriate based on the current business environment of the Company, among other relevant factors.

Additionally, one of the responsibilities of the Board is to work with management to develop strategic direction and hold management accountable for the execution of strategy once it is developed. The Board believes that the Chairman can provide guidance to the Chief Executive Officer, who can then make the operating decisions necessary to manage the business.

Our Board elects our President, Chief Financial Officer, Secretary and all executive officers. All executive officers serve at the discretion of our Board. Each of our officers devotes his or her full time to our affairs.

Our directors devote time to our affairs as is necessary to discharge their duties. In addition, our Board has the authority to retain its own advisers to assist it in the discharge of its duties. There are no family relationships among any of our directors, officers or key employees.

Board’s Role in Risk Oversight

Our Board has an active role, as a whole and also at the committee level, in overseeing management of the risks we face. This role is one of informed oversight rather than direct management of risk. Our Board regularly reviews and consults with management on strategic direction, challenges and risks we face. Our Board also reviews and discusses with management quarterly financial results and forecasts. The Audit Committee of our Board oversees management of financial risks, and its charter tasks the committee to provide oversight and review of, at least annually, our risk management policies. The Compensation and Executive Development Committee of our Board is responsible for overseeing the management of risks relating to and arising from our executive compensation plans and arrangements. These committees provide regular reports to the full Board.

Management is tasked with the direct management and oversight of legal, financial, and commercial compliance matters, which includes identification and mitigation of associated areas of risk. The Chief Financial Officer and her staff provide regular reports of legal risks to our Board and committees. The Chief Financial Officer and the Controller provide regular reports to the Audit Committee concerning financial, tax and audit related risks. In addition, the Audit Committee receives periodic reports from management on our compliance programs and efforts, investment policy and practices and the results of various internal audit projects. Management and the Compensation and Executive Development Committee’s compensation consultant provide analysis of risks related to our compensation programs and practices to the Compensation and Executive Development Committee.

Certain Relationships and Related Party Transactions

The Company has entered into indemnity agreements with certain officers and directors which provide, among other things, that Jamba will indemnify such officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings which he or she is or may be made a party by reason of his or her position as a director, officer or other agent of Jamba, and otherwise to the fullest extent permitted under Delaware law and our Bylaws.

Other than the foregoing, there were no relationships or related party transactions in the fiscal year ended January 2, 2018 requiring disclosure in this Proxy Statement.

Procedures for Approval of Related Person Transactions

Any request for us to enter into a transaction with an executive officer, director or employee, or any of such persons’ immediate family members or affiliates, must first be presented to our Audit Committee for review, consideration and approval. In approving or rejecting the proposed agreement, our Audit Committee will review each such transaction for potential conflicts of interest or improprieties in a manner consistent with our internal Policy Statement on Related Party Transactions.

Executive Sessions

Non-management directors regularly meet in executive session without management present each time our Board of Directors holds its regularly scheduled meetings.

Committees and Board Meeting Attendance

The Board of Directors has a standing Audit Committee, a Compensation and Executive Development Committee and a Nominating and Corporate Governance Committee. Each of these committees operates under a written charter adopted by the Board of Directors. Copies of these charters can be obtained on our website by going to http://ir.jambajuice.com and following the “Corporate Governance” link. The Board of Directors holds at least four regular meetings each year, with additional meetings as required. The Board of Directors held four meetings during Fiscal 2017, either in person or by teleconference. Each of the standing committees of the Board of Directors held the number of meetings indicated in the table below. During Fiscal 2017, each of our incumbent directors attended at least 75% of the total number of meetings of the Board of Directors and all of the committees of the Board of Directors held during the period in which such director served. Our Corporate Governance Principles and Practices provide that our directors are expected to attend the Annual Meeting of Shareholders.

The following table sets forth the three standing committees of the Board of Directors and the members of each committee who served during Fiscal 2017:

Name of Director	Audit	Compensation and Executive Development	Nominating and Corporate Governance
Michael A. Depatie	Chair
Richard L. Federico		Member	Member
Andrew R. Heyer		Member
Lorna C. Donatone	Member		Chair
James C. Pappas	Member		Member
Glenn W. Welling		Chair
Number of Meetings:	8	5	4

Audit Committee

The current members of the Audit Committee are Michael A. Depatie (Chair), Lorna Donatone, and James C. Pappas. Each of the members of the Audit Committee is independent for purposes of the applicable NASDAQ rules and the rules and regulations of the SEC as they apply to Audit Committee members.

With the assistance of the Company’s legal counsel, the Nominating and Corporate Governance Committee reviewed the applicable legal standards and criteria to determine “audit committee financial expert” status, as well as the answers to annual questionnaires completed by the Board members. On the basis of this review, the Nominating and Corporate Governance Committee delivered a report to the full Board. The Board made a determination that all current members of the Audit Committee are “audit committee financial experts” based upon the Nominating and

Corporate Governance Committee’s report and each Board member’s review of the information made available to the committee.

The Audit Committee operates under a written charter approved by the Board of Directors, a copy of which can be obtained on our website by going to http://ir.jambajuice.com and following the “Corporate Governance” link. As more fully defined in the committee’s charter, the functions of the Audit Committee include retaining our independent registered public accounting firm, reviewing their independence, reviewing and approving the planned scope of our annual audit, reviewing and approving any fee arrangements with our independent registered public accounting firm, overseeing their audit work, reviewing and pre-approving any non-audit services that may be performed by them, reviewing the adequacy of accounting and financial controls, reviewing our critical accounting policies and reviewing and approving any related party transactions.

Additional information regarding the Audit Committee is set forth in the Report of the Audit Committee immediately preceding Proposal No. 2 herein.

Compensation and Executive Development Committee

The current members of the Compensation and Executive Development Committee are Glenn W. Welling (Chair), Richard L. Federico, and Andrew R. Heyer. Each of the members of the Compensation and Executive Development Committee is independent for purposes of the applicable NASDAQ rules. The Compensation and Executive Development Committee operates under a written charter approved by the Board of Directors, a copy of which can be obtained on our website by going to http://ir.jambajuice.com and following the “Corporate Governance” link.

As more fully described in the committee’s charter, the primary function of the Compensation and Executive Development Committee is to assist the Board of Directors in managing compensation and development for directors and executives. The Compensation and Executive Development Committee’s primary duties and responsibilities are to (i) set compensation philosophy and determine executive compensation; (ii) ensure that all components of executive compensation are consistent with the Company’s compensation philosophy as in effect from time to time; (iii) evaluate and make recommendations to the Board of Directors on an annual basis concerning compensation of the members of the Board of Directors; (iv) oversee risks related to our executive compensation plans and arrangements; and (v) work with management to devise and execute on an executive development plan and succession planning and practices for the Company. The Compensation and Executive Development Committee’s charter does not provide for any delegation of these duties. In addition, the Compensation and Executive Development Committee has the authority under its charter to hire outside consultants and conduct such compensation reviews, investigations and/or surveys as the Compensation and Executive Development Committee may reasonably deem will provide such information as could reasonably and properly be required by the Compensation and Executive Development Committee in the exercise of its duties and responsibilities.

In setting compensation for our members of the Board of Directors, our executive officers provide suggestions on the administration of compensation for our directors to the Compensation and Executive Development Committee. For a description of the role our executive officers play in determining or recommending the amount or form of executive compensation, please see the section below entitled “EXECUTIVE COMPENSATION — Compensation Discussion and Analysis.”

Executive Compensation Processes

The Compensation and Executive Development Committee has implemented an annual performance review program for our executives under which annual performance goals are determined early in each calendar year for each of our executive officers. These goals may include both corporate goals and individual department specific goals that facilitate the achievement of corporate performance. Bonuses are tied to the achievement of these performance goals. For all executives, annual base salary increases and bonuses, to the extent awarded, are generally implemented during the first calendar quarter of the year.

Risk Considerations in Executive Compensation

Our Compensation and Executive Development Committee has discussed the concept of risk as it relates to our compensation programs, including our executive compensation program, and our Compensation and Executive Development Committee does not believe that our compensation programs encourage excessive or inappropriate risk taking. As described more fully in the section below entitled “EXECUTIVE COMPENSATION — Compensation Discussion and Analysis,” we structure our pay to consist of both fixed and variable compensation.

The fixed (or salary) portion of compensation is designed to provide a steady income regardless of our stock price performance so that executives do not feel pressured to focus exclusively on stock price performance to the detriment of other important business metrics. The variable (cash bonus and equity) portions of compensation are designed to reward both intermediate and long-term corporate performance and generally are tied to the achievement of company-wide and individual department-specific goals. Goals are both financial and non-financial, and while largely formula-based, there is also an appropriate level of discretion in determining incentive payouts. We believe that applying company-wide metrics encourages decision-making by our executives that is in the best long-term interest of our Company and shareholders. Further, we believe that these variable elements of compensation constitute a sufficient percentage of overall compensation to motivate our executives to produce superior short, intermediate and long-term corporate results, while the fixed element is also substantial enough that our executives are not encouraged to take unnecessary or excessive risks in doing so. Finally, there are additional risk mitigating policies in place such as insider trading prohibitions and independent Compensation and Executive Development Committee oversight.

Nominating and Corporate Governance Committee

The current members of the Nominating and Corporate Governance Committee are Lorna Donatone (Chair), Richard L. Federico and James C. Pappas. Each of the members of the Nominating and Corporate Governance Committee is independent for purposes of the applicable NASDAQ rules. The Nominating and Corporate Governance Committee operates under a written charter approved by the Board of Directors, a copy of which can be obtained on our website by going to http://ir.jambajuice.com and following the “Corporate Governance” link.

As more fully defined in the committee’s charter, the Nominating and Corporate Governance Committee considers qualified candidates for appointment and nomination for election to the Board of Directors and makes recommendations concerning such candidates, develops corporate governance principles for recommendation to the Board of Directors and oversees the regular evaluation of our directors and management.

Director Nominations — Criteria and Diversity

The Board of Directors has adopted a Director Qualifications and Nominations Policy, the purpose of which is to describe the process by which candidates for possible inclusion in the Company’s slate of director nominees are selected. The Director Qualifications and Nominations Policy is administered by the Nominating and Corporate Governance Committee.

The Nominating and Corporate Governance Committee annually evaluates the current members of the Board of Directors whose terms are expiring and who are willing to continue in service against the criteria set forth below in determining whether to recommend these directors for election. The Nominating and Corporate Governance Committee regularly assesses the optimum size of the Board of Directors and its committees and the needs of the Board of Directors for various skills, background and business experience in determining if the Board of Directors requires additional candidates for nomination.

In fulfilling its responsibilities, the Nominating and Corporate Governance Committee considers, among other things, the following factors in reviewing possible candidates for nomination as director:

•	the appropriate size of the Company’s Board of Directors and its Committees;
•	the perceived needs of the Board of Directors for particular skills, background and business experience;
•

the skills, background, reputation, and business experience of nominees compared to the skills, background, reputation, and business experience already possessed by other members of the Board of Directors;

•	nominees’ independence from management;
•	applicable regulatory and listing requirements, including independence requirements and legal considerations, such as antitrust compliance;
•	the benefits of a constructive working relationship among directors; and
•	the desire to balance the considerable benefit of continuity with the periodic injection of the fresh perspective provided by new members.

The Nominating and Corporate Governance Committee does not assign specific weights to particular criteria and no particular criterion is a prerequisite for any prospective nominee.

While the Nominating and Corporate Governance Committee does not have a formal policy on diversity with regard to consideration of director nominees, the Nominating and Corporate Governance Committee considers diversity in its selection of nominees and seeks to have a Board of Directors that brings to the Company a variety of perspectives and skills derived from high quality business and professional experience. Our Board of Directors recognizes its responsibility to ensure that nominees for our Board of Directors possess appropriate qualifications and reflect a reasonable diversity of personal and professional experience, skills, backgrounds and perspectives, including those backgrounds and perspectives with respect to age, gender, culture, race and national origin. We believe that the backgrounds and qualifications of our directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow the Board of Directors to promote our strategic objectives and to fulfill its responsibilities to our shareholders.

Candidates for nomination as director come to the attention of the Nominating and Corporate Governance Committee from time to time through incumbent directors, management, shareholders or third parties. These candidates may be considered at meetings of the Nominating and Corporate Governance Committee at any point during the year. Such candidates are evaluated against the criteria set forth above. If the Nominating and Corporate Governance Committee believes at any time that it is desirable that the Board of Directors consider additional candidates for nomination, the Nominating and Corporate Governance Committee may poll directors and management for suggestions or conduct research to identify possible candidates and may engage, if the Nominating and Corporate Governance Committee believes it is appropriate, a third party search firm to assist in identifying qualified candidates.

The Nominating and Corporate Governance Committee will evaluate any recommendation for director nominee proposed by a shareholder. In order to be so evaluated, any recommendation for director nominee submitted by a shareholder must be sent in writing to the Corporate Secretary, Jamba, Inc., 3001 Dallas Parkway, Suite 140, Frisco, TX 75034, 120 days prior to the anniversary of the date the proxy statement was released to shareholders in connection with the prior year’s annual meeting of shareholders, except that if no annual meeting was held in the previous year or the date of the annual meeting has been advanced by more than thirty (30) calendar days from the date contemplated at the time of the previous year’s proxy statement, notice by the shareholders to be timely must be received not later than the close of business on the tenth (10th) calendar day following the day on which public announcement of the date of such meeting is first made, and must contain, among other requirements set forth in our Bylaws, the following information with respect to the candidate:

•	the candidate’s name, age, business address and residence address;
•	the candidate’s principal occupation or employment;
•	the class and number of shares of capital stock of the Corporation which are beneficially owned by the candidate; and
•

any other information relating to the candidate that is required to be disclosed in solicitations for proxies for election of directors pursuant to the Rules and Regulations of the Securities and Exchange Commission under Section 14 of the Securities Exchange Act of 1934, as amended.

All directors and director nominees must submit a completed form of directors’ and officers’ questionnaire as part of the nominating process. The evaluation process may also include interviews and additional background and reference checks for non-incumbent nominees, at the discretion of the Nominating and Corporate Governance Committee.

The Nominating and Corporate Governance Committee will evaluate incumbent directors, as well as candidates for director nominee submitted by directors, management and shareholders consistently using the criteria stated in its policy and will select the nominees that in the Nominating and Corporate Governance Committee’s judgment best suit the needs of the Board of Directors at that time.

Our Bylaws permit shareholders to nominate directors for consideration at annual meetings, provided the advance notice requirements set forth in our Bylaws have been properly met.

Communications with Directors

Shareholders may communicate with any and all members of our Board of Directors by transmitting correspondence by mail or facsimile addressed to one or more directors by name (or to the Chairman, for a communication addressed to the entire Board of Directors) at the following address and fax number:

Name of the Director(s)

c/o Corporate Secretary

Jamba, Inc.

3001 Dallas Parkway, Suite 140

Frisco, TX 75034

Fax: (469) 294-9601

Communications from our shareholders to one or more directors will be collected and organized by our Corporate Secretary under procedures approved by our independent directors. The Corporate Secretary will forward all communications to the Chairman of the Board of Directors, or to the identified director(s) as soon as practicable, although communications that are abusive, in bad taste or that present safety or security concerns may be handled differently. If multiple communications are received on a similar topic, the Corporate Secretary may, in his or her discretion, forward only representative correspondence.

The Chairman of the Board of Directors will determine whether any communication addressed to the entire Board of Directors should be properly addressed by the entire Board of Directors or a committee thereof. If a communication is sent to the Board of Directors or a committee, the Chairman of the Board, or the Chairman of that committee, as the case may be, will determine whether a response to the communication is warranted. If a response to the communication is warranted, the content and method of the response will be coordinated with our Vice President of Legal Affairs.

Code of Business Conduct and Ethics

The Company has adopted a Code of Business Conduct and Ethics that applies to all of its employees, including the Chief Executive Officer, Chief Financial Officer and Controller. The Code of Business Conduct and Ethics can be obtained on the Company’s website by going to http://ir.jambajuice.com and following the “Corporate Governance” link. The Company intends to post on its website any amendments to or waivers of the Company’s Code of Business Conduct and Ethics. The information contained on the Company’s website is not part of this document.

Corporate Governance Guidelines

Our Board has adopted Corporate Governance Principles and Practices to assist it in the exercise of its duties and responsibilities and to serve the best interests of our company and our shareholders. These principles which provide a framework for the conduct of our Board’s business provide, among other things, that:

•	The principal responsibility of the directors is to oversee the exercise of corporate powers and to ensure that the Company’s business and affairs are managed to meet its stated goals and objectives;
•	Certain criteria and qualifications be used for consideration of selection of Board nominees;
•	New directors participate in an orientation program; and
•

All Board members have access to senior management. No member of the Board shall stand for re-election after his/her 75th birthday without a waiver from a majority of the members of the Board. At least annually, our Board and its committees will conduct a self-evaluation to determine whether they are functioning effectively. Board members shall not serve on more than four other Boards of Directors of other publicly-traded companies; provided, however that if the Board member also serves as chairman of the board of a publicly-traded company, then he or she shall not serve on more than three other Boards of Directors, or if the Board member also serves as an executive officer of a company, then he or she shall not serve on more than two other Boards of Directors.

These principles can be obtained on our website by going to http://ir.jambajuice.com and following the “Corporate Governance” link. A printed copy of the guidelines may also be obtained by any shareholder upon request in writing to Jamba, Inc., 3001 Dallas Parkway, Suite 140, Frisco, Texas 75034, by emailing investors@jambajuice.com, or by telephoning (469) 294-9749.

Stock Ownership Guidelines

Each member of our Board of Directors is required to acquire and maintain, individually or through their affiliates, a minimum of $180,000 of shares of the Company’s common stock during the term of his or her service on the Board, with the value measured by the greater of the aggregate purchase price paid for such shares or the current market price. New members of the Board shall have five years from the date on which their service begins in which to attain the required ownership level. Any director who falls short of the guideline will be deemed in compliance as long as such director retains all stock compensation until the required level of ownership is met. We have also adopted stock ownership guidelines for our management to further align the interests of members of senior management with the interests of our shareholders and to encourage management ownership of our common stock. Further information on these guidelines is set forth in the section below entitled “EXECUTIVE COMPENSATION — Compensation Discussion and Analysis.”

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers and directors and persons who beneficially own more than 10% of our Common Stock to file initial reports of beneficial ownership and reports of changes in beneficial ownership with the SEC. Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms filed by such person.

Based solely on our review of such forms furnished to us and written representations from certain reporting persons, we believe that all filing requirements applicable to our executive officers, directors and greater-than-10% shareholders were complied with for Fiscal 2017.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Company’s Board of Directors (the “Audit Committee”) is composed of three members and acts under a written charter adopted and approved by the Board of Directors. The members of the Audit Committee are independent as defined by its charter, the NASDAQ Global Market listing standards and the Securities Exchange Act.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited financial statements in the Annual Report on Form 10-K for the fiscal year ended January 2, 2018 with management, which review included a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Audit Committee reviewed and discussed with Whitley Penn LLP, the Company’s independent registered public accounting firm for the year ended January 2, 2018, who is responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States of America, its judgment as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under the applicable requirements of the Public Company Accounting Oversight Board, including Auditing Standard No. 16, Communications with Audit Committees (AS 16). The independent registered public accounting firm also provided the Audit Committee with the written disclosures required by applicable professional and regulatory standards relating to Whitley Penn LLP’s independence from the Company, including the Public Company Accounting Oversight Board pertaining to the independent accountant’s communications with the Audit Committee concerning independence. The Audit Committee also reviewed and pre-approved all fees paid to the independent registered public accountants and considered whether Whitley Penn LLP’s provision of non-audit services to the Company was compatible with the independence of the independent registered public accountants.

The Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope and plans for their audit. The Audit Committee met with the independent registered public accounting firm, with and without management present, to discuss the results of their examination, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Company’s Board of Directors, and the Board approved, that the Company’s audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended January 2, 2018 for filing with the SEC.

SUBMITTED BY THE AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS

Michael A. Depatie, Chairman
Lorna Donatone
James C. Pappas

PROPOSAL NO. 2

RATIFICATION OF SELECTION OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee requests that shareholders ratify the selection of Whitley Penn LLP as its independent registered public accounting firm to audit the consolidated financial statements of the Company for the fiscal year ending January 1, 2019 (“Fiscal 2018”). Whitley Penn LLP has acted in such capacity since its appointment on January 2, 2018.

A representative of Whitley Penn LLP is expected to be present at the 2018 Annual Meeting with the opportunity to make a statement if the representative desires to do so, and is expected to be available to respond to appropriate questions. At the 2018 Annual Meeting, the shareholders are being asked to ratify the selection of Whitley Penn LLP as the Company’s independent registered public accounting firm for Fiscal 2018. If the selection of Whitley Penn LLP as auditors for Fiscal 2018 is not approved by shareholders, the adverse vote will be considered by the Audit Committee in its decision to retain Whitley Penn LLP as auditors for 2018. Even if this selection is ratified, the Audit Committee, in its discretion, may direct the engagement of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its shareholders.

Prior to hiring Whitley Penn LLP, the Company’s independent registered public accounting firm was KPMG LLP (“KPMG”).  On January 2, 2018, the Company, with the approval of the Audit Committee of the Company’s Board of Directors, notified KPMG that it would no longer continue to act as the Company’s independent registered public accounting firm after completion of the audit of the Company’s financial statements for the fiscal year ended January 3, 2017 and effectiveness of internal control over financial reporting as of January 3, 2017, and appointed Whitley Penn LLP as the Company’s new independent registered public accounting firm for its fiscal year ending January 2, 2018. The decision to change the Company’s independent registered public accounting firm was the result of a comprehensive, competitive process conducted by the Audit Committee and full Board of Directors over the course of several months to select an independent registered public accounting firm. KPMG’s dismissal as the Company’s independent registered public accounting firm was effective as of February 9, 2018, upon completion of all audit services for the Company for the year ended January 3, 2017.

During the Company’s two most recent fiscal years, (i) there were no disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures that, if not resolved to KPMG’s satisfaction, would have caused KPMG to make reference to the subject matter of the disagreement in connection with its reports and (ii) there were no “reportable events” as defined in Item 304(a)(1)(v) of Regulation S-K, except as related to the material weakness as further described below.

KPMG’s Report of Independent Registered Public Accounting Firm included in the Company’s Form 10-K for the fiscal year ended January 3, 2017, included an adverse opinion on the effectiveness of internal control over financial reporting because of the existence of a material weakness related to ineffective risk assessment of the risks of material misstatement in financial reporting, as the Company identified that the risk assessment process, which was intended to identify new transactions and changes to existing processes and design appropriate control activities over financial reporting, was not sufficient to prevent or detect material misstatement on a timely basis.

The Audit Committee has authorized KPMG to respond fully to inquiries of the Company’s new accountant concerning the material weakness and any other accounting matter.

During the two most recent fiscal years, neither the Company nor anyone on its behalf consulted Whitley Penn LLP regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, and neither a written report nor oral advice was provided to the Company that was an important factor considered by the Company in reaching a decision as to any accounting, auditing or financial reporting issue, or (ii) any matter that was either the subject of a “disagreement” or a “reportable event,” each as defined in Regulation S-K Item 304(a)(1)(v), respectively.

Fees for Professional Services

The following table sets forth the aggregate fees billed to the Company for the fiscal year ended January 2, 2018 (“Fiscal 2017”) and fiscal year ended January 3, 2017 (“Fiscal 2016”) by its independent registered public accounting firm, Whitley Penn LLP:

	Fiscal 2017 (52 weeks)	Fiscal 2016 (53 weeks)
Audit Fees(1)	$565,000	$
Audit-Related Fees(2)	—		—
Tax Fees(3)	—		—
All Other Fees	—		18,000(4)
Total Fees	$565,000		$18,000

(1)

Audit Fees consist of fees billed for professional services rendered for the audit of the Company’s consolidated annual financial statements and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by our independent registered public accountants in connection with statutory and regulatory filings or engagements.

(2)

Audit-Related Fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees.”

(3)	Tax Fees consist of tax compliance, tax planning, and tax advice.
(4)	Consists of audit fees for the Company’s 401(k) plan prior to Whitley Penn LLP’s appointment.

The following table sets forth the aggregate fees billed to the Company for the fiscal year ended January 2, 2018 (“Fiscal 2017”) and fiscal year ended January 3, 2017 (“Fiscal 2016”) by its previous independent registered public accounting firm, KPMG LLP:

	Fiscal 2017 (52 weeks)	Fiscal 2016 (53 weeks)
Audit Fees(1)	$—	$5,465,829
Audit-Related Fees(2)	60,000	—
Tax Fees(3)	—	—
All Other Fees	—	—
Total Fees	$60,000	$5,465,829

(1)

Audit Fees consist of fees billed for professional services rendered for the audit of the Company’s consolidated annual financial statements and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by our independent registered public accountants in connection with statutory and regulatory filings or engagements.

(2)

Audit-Related Fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees.”

(3)	Tax Fees consist of tax compliance, tax planning, and tax advice.

The Audit Committee has considered whether the provisions of services described in the table above are compatible with maintaining auditor independence. Unless a type of service has received general pre-approval, it will require separate pre-approval by the Audit Committee. The Audit Committee has delegated its pre-approval authority to its Chairman, provided the Chairman reports any pre-approval decisions to the full Audit Committee at its next regularly scheduled meeting. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval process. During Fiscal 2017 and Fiscal 2016, all fees paid to our independent auditors were pre-approved in accordance with this policy without exception.

Vote Required and Board of Directors Recommendation

Approval of this proposal requires the affirmative vote of a majority of the voting power of the stock represented and entitled to vote on this proposal. If you hold your shares in your own name and abstain from voting on this matter, your abstention will have the same effect as a negative vote. If you hold your shares through a broker and you do not instruct the broker on how to vote on this proposal, your broker will have authority to vote your shares on a discretionary basis in favor of the proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE SELECTION OF WHITLEY PENN LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING JANUARY 1, 2019.

PROPOSAL NO. 3

TO VOTE ON A NON-BINDING ADVISORY RESOLUTION TO APPROVE
EXECUTIVE COMPENSATION

Background

At our 2016 annual meeting, the Board of Directors (the “Board”), upon recommendation by the Compensation and Executive Development Committee (the “Committee”), gave shareholders an opportunity to cast an advisory vote on the frequency of the Company’s executive compensation program. Our shareholders voted to express their views through an annual say-on-pay vote. Accordingly, an advisory vote on executive compensation will be held at this 2018 annual meeting.

In deciding how to vote on this proposal, we urge our shareholders to read the Compensation Discussion and Analysis (“CD&A”) beginning on page 19 of this proxy statement, which describes in more detail our compensation objectives and elements of our executive compensation program, as well as the Summary Compensation Table and other related compensation tables and narrative, appearing on pages 31 through 43, which provide detailed information on the compensation of our named executive officers.

We are asking shareholders to approve, on an advisory basis, the compensation of our named executive officers for our fiscal 2017 year as disclosed in the CD&A, the Summary Compensation Table and related compensation tables, notes, and narrative discussion following the compensation tables in this proxy statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation program for our named executive officers described in this proxy statement.

Although this vote is non-binding, the Board and the Committee value the opinions of our shareholders and will consider the outcome of the vote when making future decisions concerning executive compensation. Furthermore, shareholders are welcome to bring any specific concerns regarding executive compensation to the attention of the Board at any time throughout the year. Please refer to page 11 above for information about communicating with the Board.

The Committee believes that the fiscal 2017 executive compensation program has been appropriately designed to advance shareholder interests through effective performance-based incentives with multi-year retention features. The last shareholder advisory vote on executive compensation was in May 2016 when approximately 90% of votes cast were voted in favor of the Company’s executive compensation.

As described in detail in the CD&A, our executive compensation programs are designed to deliver pay for performance, drive strong business results, support teamwork, and to attract and retain strong talent. In addition, our Committee seeks to provide a compensation program for executives that delivers the majority of compensation through performance-based or “at-risk” annual and long-term incentives, and aligns the interests of the Company’s executives with those of our shareholders.

 Our 2017 fiscal year continued the transformation of the Company that began in 2016 to an asset light franchise-based business model. This involved significant cost reduction efforts and the implementation of a new infrastructure to support the shift in business strategy.  After hiring a new Chief Executive Officer and Chief Financial Officer in 2016 to lead the shift in strategy, we hired a new Chief Operations Officer and new Chief Marketing Officer in 2017. The CD&A details the objectives and design of our executive compensation program, and we believe this advisory vote should be made in light of this business transition as a number of our programs were implemented to specifically address our new business strategy and leadership changes.

Other significant elements of the Company’s compensation program that continue to reinforce shareholder alignment, its long-term retention strategy and what the Committee considers best practices are the following:

•	Compensation decisions are made by an independent compensation committee and an independent compensation consultant engaged by the Committee.
•	We maintain stock ownership guidelines.
•

We maintain an insider trading policy which governs the purchases and sales of Company securities and which includes a prohibition on puts, calls and similar derivative instruments and restrictions with respect to hedging Company securities, pledging Company securities as collateral for loans and similar transactions.

•	Any equity acceleration requires a “double trigger” (a qualifying termination in connection with a change in control).
•	We do not provide tax reimbursements or gross-ups; any special perquisites or benefits, except in limited circumstances; or supplemental retirement plans.
•	We maintain an incentive compensation recoupment (or “clawback”) policy.

The vote solicited by this Proposal No. 3 is advisory, and therefore is not binding on the Company, our Board or our Committee, nor will its outcome require the Company, our Board or Committee to take any action. Moreover, the outcome of the vote will not be construed as overruling any decision by the Company or the Board. Furthermore, because this non-binding, advisory resolution primarily relates to the compensation of our named executive officers that has already been paid or contractually committed, there is generally no opportunity for us to revisit these decisions. However, our Board and Committee value the opinions of our shareholders and will consider the outcome of the vote in establishing compensation philosophy and in making future compensation decisions.

Shareholders will be asked at the 2018 Annual Meeting to approve the following resolution pursuant to this Proposal No. 3:

“RESOLVED, that the shareholders of Jamba, Inc. approve, on an advisory basis, the compensation of the Company’s named executive officers, disclosed pursuant to Item 402 of Regulation S-K in the Company’s definitive proxy statement for the 2018 Annual Meeting of Shareholders.”

Vote Required and Board of Directors Recommendation

Approval of this resolution requires the affirmative vote of a majority of the shares present or represented by proxy and entitled to vote on this proposal. If you hold your shares in your own name and abstain from voting on this matter, your abstention will have the same effect as a negative vote. If you hold your shares through a broker and you do not instruct the broker on how to vote on this proposal, your broker will not have authority to vote your shares. Broker non-votes will have no effect on the outcome of this vote.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF A NON-BINDING ADVISORY RESOLUTION APPROVING EXECUTIVE COMPENSATION.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis includes a description of the compensation provided in 2017 to our executive officers who are named in the Summary Compensation Table below.

Our named executive officers (“NEOs” or “Named Executive Officers”) for 2017 were:

Current Officers
David A. Pace	Chief Executive Officer (or CEO)
Marie Perry	Executive Vice President, Chief Financial Officer, Chief Administrative Officer and Secretary (or CFO)
Joe Thornton	Senior Vice President, Chief Operations Officer (or COO)

Former Officers
Arnaud Joliff	Former Senior Vice President, Chief Systems Officer, General Manager, International (or Former CSO)
Rachel Phillips-Luther	Former Senior Vice President, Chief Marketing Officer (or Former CMO)

Mr. Thornton joined the company in March 2017.  Ms. Phillips-Luther departed as Senior Vice President, Chief Marketing Officer in November 2017 and Mr. Arnaud Joliff departed as Senior Vice President, Chief Systems Officer, General Manager, International in January 2018.

Executive Summary

Our 2017 fiscal year continued the transformation of the Company that began in 2016 to an asset light franchise-based business model. This involved significant cost reduction efforts and the implementation of a new infrastructure to support the shift in business strategy.  After hiring a new Chief Executive Officer and Chief Financial Officer in 2016 to lead the shift in strategy, we hired a new Chief Operations Officer and new Chief Marketing Officer in 2017.

In addition, as  previously disclosed, our financial statements were delayed as a result of significant company-wide changes occurring in 2016, and we disclosed a material weakness in our internal control over financial reporting for fiscal 2016 related to ineffective assessment of the risks of material misstatement in financial reporting. This material weakness was due to significant changes in our business model, leadership, key personnel, and relocation of our corporate office.  As a result of our delay in completion of our financial statements, we were unable to file our 2016 Form 10-K and 2017 Form 10-K and 10-Qs with the SEC on a timely basis.  Due to the delay in filing our annual and quarterly reports with the SEC, the Company did not have a registration statement in effect, and thus was not able to grant equity to its executives during this period.   Additionally, for these reasons, we were unable to hold an annual meeting in 2017.

We are pleased to report that with the filing of our 2017 10-K, the previously disclosed material weakness has been remediated and will be holding our Annual Meeting on June 26, 2018.

Business Highlights

A summary of significant business highlights is provided below:

•	Completed the transformation that began in 2014 from a balanced Company store and franchise store model to an asset light franchise-based business model
•	Added two members to the leadership team, including a new Chief Operating Officer and Chief Marketing Officer

•	The following are 2017 financial highlights:
─	Opened 50 new stores.
─

Openings included 4 drive thru format locations, where sales in drive thru format locations continue to over index the company’s standard predictive model and result in meaningfully improved unit economics.

─	Exited 2017 with significant momentum. Increased gift card sales and operational improvements that resulted in increased customer satisfaction contributed to the sales increase.
─	Improved Company owned store operating margin
─	Continue to capture G&A efficiency
•	The following strategic milestones were achieved in 2017:
o	Exited non-core and underperforming business units to improve profitability
o	Designed and completed renovations in an initial set of test stores as part of the strategy to refresh the existing fleet. Built a pipeline of additional test stores to be executed in 2018.
o	Executed a transaction to refranchise the Chicago market, to substantially complete the company’s transition to an asset light, franchise focused business model
o	Further optimized the franchisee portfolio via franchisee to franchisee transactions in Phoenix and Seattle

Compensation Highlights

In light of the performance above, the following compensation program actions were taken in 2017:

Base Salaries	• No salary adjustments were provided.
Annual Incentives

•    The annual incentive plan did not pay out as the Company did not meet the minimum Adjusted EBITDA threshold.

•    Cash bonuses were granted to the Chief Operations Officer and the Chief Marketing Officer for 2017 in connection with their new hire arrangements.

Long-Term Incentives

•     Market-based RSUs were granted or committed to be granted to three executives, which are only earned if Jamba’s stock price reaches $19.50 per share, $24.00 per share, and $28.50 per share before July 2019 (the price hurdles represented roughly 15%, 22.5% and 30% annual stock price appreciation from when the business strategy changed in early 2016).

•     Additional long-term incentives were granted or committed to be granted in connection with new hire arrangements in the form of stock options and time-vested RSUs to induce executives to join the Company and make them whole for benefits forfeited at their prior employer.

This Compensation Discussion and Analysis details the objectives and design of our executive compensation program and should be read in light of the business transition discussed above, as a number of our programs were implemented to specifically address our new strategy and leadership changes. Still, consistent with prior years, the Company’s objectives for its executive compensation programs are to align pay with performance and shareholder interests, and to attract, motivate and retain a talented, entrepreneurial and creative team of executives who will provide leadership for the Company’s success.

Overview of Major Governance Provisions

Our executive compensation program is supported by a set of strong governance provisions and pay practices, as follows:

•	Independent Committee, which is advised by an independent compensation consultant
•	Stock ownership guidelines

•	No hedging or pledging permitted
•	Incentive compensation recoupment (or “clawback”) policy
•	Annual compensation risk assessment
•	Double-trigger accelerated vesting in the event of a covered termination following a change of control
•	No tax reimbursements or gross-ups
•	No special executive-level perquisites or benefits (including no supplemental retirement plans)

Say-on-Pay

Due to the delaying in filing our fiscal 2016 and fiscal 2017 financial statements, we were unable to hold an annual shareholders meeting in 2017.

Thus, our last “say-on-pay” vote occurred in May 2016, where we provided shareholders an advisory vote to approve our executive compensation programs. At our 2016 Annual Meeting of Shareholders, shareholders approved the compensation of our NEOs, where approximately 90% of the votes cast were in favor of our practices. The Compensation and Executive Development Committee of the Board (as used herein in this Compensation Discussion and Analysis, the “Committee”) evaluates the results of the advisory vote when determining executive compensation. The Committee also considers many other factors in evaluating our program, including our corporate business objectives and recommendations by our compensation consultant. Taking all of this information into account, the Committee did not make any changes to our executive compensation program and policies specifically as a result of the 2016 say-on-pay advisory vote.

While the Company has historically held an advisory say-on-pay vote every three years, the Committee determined to adopt an annual say-on-pay advisory vote, which was the frequency with which shareholders expressed the most support at the 2016 Annual Meeting.

Objectives and Components of Our Executive Compensation Program

The primary objectives of our executive compensation program are as follows:

•	Deliver pay for performance;
•	Drive strong business results;
•	Support teamwork; and
•	Attract and retain strong talent.

We believe that pursuing these objectives will help us attract and retain qualified executives who are results oriented, engaged and passionate about our brand and are able to help us execute our strategic priorities. The ability to embrace our mission and culture are also important components in driving these objectives.

Our compensation programs provide a mix of fixed compensation and short-term and long-term incentive awards tied to the achievement of specific business objectives, corporate financial goals, and individual performance. We strive to be competitive in a challenging economic environment, with the ultimate objective of improving shareholder value. In addition, we work to ensure that our compensation program is perceived as fundamentally fair to all shareholders.

2017 Compensation Program

We structured our 2017 compensation program as a combination of short and long-term incentives designed to incentivize performance and retain our key executives, including our NEOs. We utilized a combination of annual cash incentive compensation with long-term equity awards that are tied to the achievement of our new business strategy.

Program Elements

The compensation program for our executive officers consists of the following elements:

•	Base Salary;
•	Annual Cash Incentive Compensation;
•	Long-term Equity-Based Incentive Compensation; and
•	General Team Member Benefits.

Base Salary

Base salary is the fixed portion of executive pay and is set to reward an individual’s current contributions to the Company and to compensate them for their day-to-day responsibilities. The Committee determines base salary levels for executives on an annual basis. Increases in salaries are generally based on both individual performance and our merit increase budget for the year. Other factors that may influence setting of or changes in base salary levels include total Company performance, the executive’s experience, responsibilities, management abilities, job performance, current market conditions, and analysis of competitive salaries payable for similar positions at other comparable companies. Salary increases may also be awarded in connection with an individual’s promotion to a new role. Peer group compensation data is reviewed annually for the industry and the relative responsibilities and contributions of the executive officers.

In fiscal 2017, the base salary for our current Chief Operations Officer and Chief Marketing Officer were established when they were hired, and no further adjustments were made in fiscal 2017. Base salaries for these executives were as follows:

Title	2016 Salary	2017 Salary	% Increase / Decrease
CEO	$600,000	$600,000	0%
CFO	$340,000	$340,000	0%
COO	—	$300,000	—
Former CSO	$296,726	$320,000	7.8%
Former CMO	$285,000	$285,000	0%

Annual Cash Incentive Compensation

For 2017, NEOs were eligible to receive performance-based annual cash bonuses pursuant to our Management Incentive Plan, based upon achievement of financial and strategic objectives. We believe that our annual cash incentive bonus is an important factor in motivating our management team as a whole, and individual executives in particular, to perform at their highest level toward achievement of our business objectives.

Each participant was eligible for a target award based on the participant’s base salary and position, as shown in the chart below. Actual payouts can range from 0% to 150% of target depending on actual performance relative to the company-wide financial goals and individual performance goals. At Threshold performance, 50% of target is paid. At Target performance, 100% of target is paid. At Maximum performance, 150% of target is paid. Linear interpolation is used to determine payouts for performance between Threshold and Maximum, and no bonus is paid for performance below Threshold level.

Target awards and the weightings of the metrics by executive level are shown in the chart below:

Title	Target Award as a % of Base Salary	Metric Weightings
		Company Financial Goals	Individual Performance Goals
CEO	100%	100%	0%
CFO	60%	75%	25%
Senior Vice President	50%	60%	40%

Note that in connection with the hire arrangements for the Chief Operations Officer, the annual bonus for 2017 was paid at 100% of target.  This bonus was provided as an inducement to join the Company, and to acknowledge that this executive was not able to contribute to the goal setting process under the annual incentive plan given the timing of their hire. This arrangement is only applicable to the initial year of hire.

2017 Annual Performance

For fiscal 2017, the company financial component represented from 60%-to-100% of the total bonus as discussed above.  The Company did not meet the Adjusted EBITDA gatekeeper and did not pay out any portion of this bonus as a result.  The Company’s performance is show in the chart below:

The remaining portion of the total annual bonus was based on individual goals, which are summarized below.  No payout was made on these goals as the Adjusted EBITDA gatekeeper was not met.

	Personal Goals	Achievement	Payout as % of Target
CEO	• Not Applicable (N/A)	N/A	N/A
CFO	• Drive Financial Performance • Drive Sales Through Innovation • Improve Store Level Profitability Through Process Simplification and Cost Reductions • Build New Store Pipeline and Refresh Existing Fleet • Build Organization Capability	EBITDA threshold not achieved	0%
COO	• Drive Financial Performance • Evaluate Ops Structure • Improve Store Level Profitability Through Process Simplification and Cost Reductions • Understanding/Alignment/ Relationships • Improve Company store operations • Fix Training	EBITDA threshold not achieved	0%
Former CSO	• Deliver 2017 System COGs Plan to support US profitable growth • Implement new indirect spend strategy to positively impact store equipment cost / service • Design and Implement Asia Pac SC infrastructure for Intl COGs improvements • Implement Winning People Performance Culture with new Frisco Team	EBITDA threshold not achieved	0%
Former CMO

•      Drive Sales Through Innovation

•      Drive Financial Performance

•      Improve Store Level Profitability Through Menu Optimization and Digital Integration

•      Build New Store Pipeline and Refresh Existing Fleet

Long-Term Equity-Based Incentive Compensation

Our long-term incentive program consists primarily of market-based RSUs, which are highly performance based, and earned based on the achievement of significant stock price hurdles.  Additional grants of stock options, including premium priced options, and time-vested RSUs have also be granted in connection with new hire arrangements as a further inducement to join the Company, as well as to make executives whole for certain benefits that were forfeited upon leaving their prior employer.

Grant-Type	Description
Market-Based RSUs

Market-Based RSUs are the primary component of the long-term incentive program, and are earned based on the achievement of stock price targets of 19.50, $24.00, and 28.50 per share.  The price hurdles represented roughly 15%, 22.5% and 30% annual stock price appreciation from the change in business strategy in early 2016.  Earned shares are subject to a minimum one-year holding period once a stock price hurdle is achieved.  If the performance hurdles are not achieved by May 2019 for the CEO and CFO, and by July 2019 for the other participants, the awards will be forfeited

Stock Options

Two types of stock options have been granted. The first type has an exercise price set at 100% of the fair market value on the grant date. The second has an exercise price set at a premium of $19.50 per share, where the premium was set based on roughly 15% annual price appreciation from early 2016, when Jamba changed its business strategy.  The CEO is the only executive with the premium options. All options vest in three equal annual installments over three years.

TimeVested RSUs	Time-vested RSUs vest in three equal annual installments over three years

Equity Grants and Timing

Equity grants to the executive team were generally made or were committed to be made upon hire in both fiscal 2016 and 2017.  The Former CSO was the only executive to receive grants as a continuing employee, and not in connection with being newly hired.  Certain grants that were committed to in fiscal 2017 are delayed until after our fiscal 2017 financial statements are filed with the SEC, and are expected to be granted in fiscal 2018.  The timing of the specific grants to each executive is shown in the table below.

All of the grants are front-loaded, and intended to cover grants for a multi-year period.  The grants made in fiscal 2016, were intended to cover three years.  The grants from fiscal 2017 were intended to cover two years.

	Fiscal Year of Grant	Market-Based RSUs			Time-Based RSUs	Stock Options
		$19.50	$24.00	$28.50		FMV	Premium
CEO	2016	150,000	100,000	100,000	—	150,000	50,000
CFO	2016	40,000	25,000	20,000	6,000	75,000	—
COO	2017/18(1)	35,000	20,000	15,000	5,000	15,000	—
Former CSO	2017	35,000	20,000	15,000	—	—	—
Former CMO	2016	35,000	20,000	15,000	5,000	—	—
(1)	Only options were granted in fiscal 2017; the remaining shares will be granted in fiscal 2018.

Long-Term Incentive Mix

The mix between market-based RSUs, time-vested RSUs, and stock options is shown in the chart below, where the majority is tied to either market–based RSUs or stock options, demonstrating the Committee’s comittment to pay-for-performance.

		Total Equity	Long-Term Fair Value Mix
	Fiscal Year of Grant	Fair Value ($000s)	Market-Based RSUs	Time-Based RSUs	Stock Options
CEO	2016	$1,922	55%	0%	45%
CFO	2016	$677	43%	10%	47%
COO	2017/18(1)	—	—	—	—
Former CSO	2017	$74	100%	—	—
Former CMO	2016	$249	78%	22%	0%

(1)	Only options were granted in fiscal 2017; the remaining shares will be granted in fiscal 2018.

Equity Grant Policy

Pursuant to our equity grant policy, all grants are generally made effective three trading days after each of our quarterly public earnings releases. This applies to all of our employees, including our executive officers. Except with respect to the premium priced options granted to our CEO as described above, the exercise price of stock options is the closing or last quoted price on the date of actual stock option grant, which we believe reflects fair market value after all public disclosures.

Due to the delay in filing our fiscal 2016 and fiscal 2017 financial statements, we are prohibited from making equity grants (other than stock options) to executives until our filings are current.  Thus, as mentioned above, certain grants that were committed to in fiscal 2017 will not be made until after our fiscal 2017 financial statements and Registration Statement on Form S-8 are filed with the SEC.  These grants are expected to be made in fiscal 2018.

All grants issued after June 2013 were made under the 2013 Equity Incentive Plan or pursuant to inducement grants under Nasdaq rules, and all grants prior to June 2013 were made under our 2006 Employee, Director and Consultant Stock Plan, each of which authorize grants to employees, consultants and non-employee directors.

Interim or “off cycle” equity awards are made to newly hired team members as “initial grants”, promotional grants for those taking on significant additional responsibilities or other team members when circumstances warrant it, and are made effective on a fixed quarterly schedule.

Other General Team Member Benefits

Our executive officers are eligible to participate in all of our employee benefit plans, such as our medical, dental, vision, group life, disability, accidental death and dismemberment insurance and our 401(k) plan, in each case on the same terms as other employees, except that the executive officers did not participate in the employer match under our 401(k) plan in fiscal 2017. We do not provide tax gross-ups of any perquisites.

2018 Compensation Actions

In April 2018, the Committee established a cash retention performance awards plan (the “Plan”) where cash incentive awards (the “Awards”) are earned based upon stock price performance.  These awards were designed to supplement the previously granted market-based restricted stock units that have existing vesting thresholds at $19.50, $24.00 and $28.50, and to increase the incentive in the equity compensation program in light of the Company’s current trading price.

“Target” payouts occur if the Company’s stock price is $15.00 per share and maximum payouts occur at $19.49.  The Awards would be cancelled if previously granted $19.50 performance shares are earned during the performance period.  The performance period continues through June 30, 2019, which aligns with the last performance period of such previously issued market-based restricted stock units.  The vesting of the Awards would be 100% at the end of the performance period, with double-trigger vesting upon a Change In Control as defined in the Company’s

Amended and Restated 2013 Equity Incentive Plan.  The Committee retains the discretion to interpret and modify the terms of the Plan and the underlying Awards.

Compensation Process and Oversight

Compensation and Executive Development Committee

The Committee has responsibility for establishing, implementing and monitoring our executive compensation philosophy and programs. The Committee determines compensation for our executives, including annual base salary, non-equity incentive plan payments, equity awards and all other compensation. The Committee is composed of members who are not, and never have been, employees of the Company.

Role of Senior Management and Consultant in Compensation Decisions

While the Committee does not delegate any of its authority in setting compensation, members of senior management participate in the Committee’s executive compensation process. For example, the Committee takes into consideration recommendations of our CEO on compensation decisions for executive officers other than himself, based on performance reviews he conducts with each of the executive officers, including the NEOs. Our CEO does not participate in discussions regarding his own compensation.

In addition, the Committee retains independent compensation consultants to assist it in its review of NEO compensation. The Committee reviews the findings and recommendations of its compensation consultant to help ensure that compensation decisions are in line with the Company’s priorities, properly incentivize actions that improve Company performance, and are reasonable when compared to the market for executive talent. As will be discussed below, in fiscal 2017, the Committee engaged Frederic W. Cook & Co., Inc. (“FW Cook”) as its independent compensation consultant. As part of its services, FW Cook:

•	Participates in the design of executive compensation programs to help the Committee evaluate the linkage between pay and performance;
•	Reviews market data and advises the Committee on recommending the CEO’s compensation levels to the Board;
•	Reviews and advises the Committee regarding the compensation of the other executive officers and non-employee directors; and
•	Assists with an annual risk assessment of our compensation programs.

FW Cook does not perform any other work on behalf of management or the Company. The Committee has assessed the independence of FW Cook and concluded that no conflict of interest exists that would prevent FW Cook from independently representing the Committee. The Committee intends to continue retaining the services of third party executive compensation specialists from time to time, as the Committee deems necessary or helpful, in connection with the establishment and development of our compensation philosophy and programs.

Competitive Compensation Data

To assist with the compensation determinations regarding our executive officers for fiscal 2017, the Committee reviewed competitive pay data provided by FW Cook, which compared the various elements of executive compensation provided to our executive team to compensation paid to individuals holding similar positions at other companies in our industry.

To support our objective of maintaining an executive compensation program that is sufficiently competitive to attract and retain key executives, the Committee evaluates executive compensation information from a specific group of comparable companies, which we call our peer group. This process allows the Committee to set total compensation at levels that it believes are appropriate to retain and motivate our NEOs, and to develop a compensation program that supports our financial and strategic revitalization.

The Committee, with the assistance of FW Cook, identified our executive compensation peer group for fiscal 2017, selecting companies that are similar to us in industry, revenue, net income, number of employees and market capitalization. In determining our fiscal 2017 peer group, the Committee selected companies in the quick service restaurant and fast casual dining spaces with revenues ranging from $60 million to $500 million and market capitalization ranging from $20 million to $900 million (size data were as of the time of the analysis in mid-2017).

The Committee’s objective was to position Jamba at the median in market capitalization, reflecting its higher profit margins and valuation relative to revenues than most of the peers.

The companies that comprised the fiscal 2017 executive compensation peer group were:

Ark Restaurants Corp.	Denny's Corporation	Nathan's Famous, Inc.
Del Taco Restaurants, Inc.	Diversified Restaurant Holdings	Zoe's Kitchen, Inc.
El Pollo Loco Holdings, Inc.	Famous Dave's of America, Inc.	RAVE Restaurant Group, Inc.
Papa Murphy's Holdings, Inc.	Bravo Brio Restaurant Group, Inc.	Ruth's Hospitality Group, Inc.
Wingstop Inc.	Kona Grill, Inc.
Chuy's Holdings, Inc.	Luby's, Inc.

Added to the group for fiscal 2017 were Del Taco Restaurants, El Pollo Loco, Papa Murphy's, RAVE Restaurant Group, Wingstop, and Zoe's Kitchen.  Eliminated from the group were Biglari, BJ's, Carrols Restaurant Group, Fiesta Restaurant Group, Ignite Restaurant Group, Krispy Kreme, and Popeyes, Noodles, and Sonic.

In making its executive compensation decisions, the Committee considered the competitive data provided by FW Cook. The Committee does not target a specific percentile for pay, but uses the median percentile range as a guide for making its pay decisions with respect to all pay elements. While the Committee considers relevant market pay practices when setting executive compensation, it does not believe that it is appropriate to establish compensation levels based only on market practices. The factors that influence the amount of compensation awarded include market competition for a particular position, an individual’s experience and past performance inside or outside the Company, compensation history, role and responsibilities within the Company, past and future performance objectives, value of the position within the Company, and the Company’s financial performance.

Other Executive-Level Programs

Severance and Change in Control Arrangements

In 2013 we adopted an Executive Retention and Severance Plan, as amended and restated effective July 2017 (the “Severance Plan”) for persons holding the title of Executive Vice President or Senior Vice President and for certain other key employees of the Company who may be designated by the Committee from time to time as eligible to participate in the Severance Plan (each a “Participant”). The Severance Plan superseded all prior arrangements with such Participants relating to severance. The Severance Plan and, with respect to our CEO, his employment agreement, provide for severance payments upon a termination of employment without cause or resignation for good reason, as well as upon a qualifying termination following a change in control of the Company, each as more fully described below in the section entitled “Potential Payments upon Termination or Change in Control.” The Committee believes that providing our executives with specified benefits in the event of a termination of employment by the Company without “cause” or in the event of a “constructive termination” is consistent with competitive practices, helps us to retain executives and maintain leadership stability, as well as to ensure that these executives are treated fairly and consistently.

The Committee believes that the occurrence, or potential occurrence, of a change in control may create uncertainty for our executives and other key employees. The “double trigger” provisions in the Severance Plan are designed to help retain our employees and maintain a stable work environment leading up to and during changes in control by providing certain economic benefits in the event their employment is actually or constructively terminated in connection with such a change.

The Severance Plan does not provide for any “single trigger” payments or benefits upon the occurrence of a change in control.  Furthermore, the Severance Plan does not provide tax gross-ups for potential excise or other taxes on any benefits that are paid.

Management Stock Ownership Guidelines

We maintain Management Stock Ownership Guidelines to further align the interests of members of management with the interests of our shareholders and to encourage ownership of our common stock. These guidelines require our senior executives to acquire and maintain a minimum number of shares of our common stock, with such minimum number based upon a multiple of such executive’s annual base salary (with share value based upon the greater of the current stock price or the price at which the shares were acquired). Stock options are not counted for purposes of calculating the number of shares held.

The minimum number of shares is based upon the executive’s position as follows:

•	3x salary for our Chief Executive Officer;
•	2x salary for our Chief Financial Officer/Chief Administrative Officer and other Executive Vice Presidents; and
•	1x salary for Senior Vice Presidents.

There is no time limitation towards achieving the minimum number of shares required. However, until such minimum number of shares is held, 50% of all equity grants (calculated on the basis of net after tax shares) are to be retained.

Recoupment Policy

In March 2016, the Company’s Board of Directors adopted an Incentive Compensation Recoupment Policy setting forth the conditions under which the Company will seek reimbursement with respect to excess incentive compensation paid or awarded to, and to recover net profits realized from the sale, vesting or exercise of shares of the Company’s common stock by, executive officers of the Company.

Restrictions on Hedging and Other Transactions in our Securities

Under our Insider Trading Policy, our officers, directors and employees are not permitted to purchase or sell our securities short or buy or sell puts, calls or other derivative instruments relating to our Common Stock. Our officers, directors and employees are also strongly discouraged from engaging in hedging or monetization transactions involving the Company’s securities or holding Company securities in a margin account or pledging Company securities as collateral for a loan, with any such arrangement requiring pre-approval from the Company’s compliance officer.

Analysis of Risk Relating to Our Compensation Programs

Appropriately incentivizing behaviors which support the best interests of the Company and our shareholders is an essential part of the compensation-setting process. We believe that risk-taking is necessary for continued innovation and growth, but that risks should be encouraged within parameters that are appropriate for the long-term health and sustainability of the business. At the direction of the Committee, our benefits committee (comprised of members of management), evaluates the merits of its compensation programs through a comprehensive review of its compensation policies and programs to determine whether they encourage unnecessary or inappropriate risk-taking by the Company’s executives and employees below the executive level, including the following:

•

Annual cash incentive awards and long-term incentive awards granted to executives that are tied primarily to corporate performance goals and strategic performance objectives. These metrics provide a balanced approach to rewarding performance of the business as a whole over various and overlapping time periods.

•	The executive annual cash incentive awards include a maximum payout opportunity.
•	Our executives are expected to meet stock ownership guidelines in order to align the executives’ interests with those of our shareholders.
•	In 2017, our annual equity awards to executives are comprised of performance-based RSUs and stock options, to further align pay with Company performance.
•	The Company’s pay philosophy provides an effective balance in the mix of cash and equity and allows for the committee’s discretion.
•

There is appropriate balance in fixed versus variable pay; cash and equity; corporate, business unit, and individual goals; financial and non-financial goals; formulas and discretion, etc. Policies are in place to mitigate compensation risk, such as insider trading prohibitions and independent Committee oversight. The Committee’s oversight extends to incentive and commission plans below the executive level.

The benefits committee discussed its risk review with FW Cook and reported its findings to the Committee. Based on this review, both for our executive officers and all other employees, we concluded that the risks arising from the Company’s compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

Tax Considerations

Prior to its amendment by the Tax Cuts and Jobs Act (the “Tax Act”), which was enacted December 22, 2017, Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”), disallowed a tax deduction to public companies for compensation paid in excess of $1 million to “covered employees” under Section 162(m) (generally, such company’s chief executive officer and its three other highest paid executive officers other than its chief financial officer). Prior to this amendment, there was an exception to this $1 million limitation for performance-based compensation if certain requirements were met.  Historically, awards to these covered individuals under our annual bonus plan and in the form of performance-based equity grants were intended to satisfy the requirements for qualifying as performance-based compensation under Section 162(m).

The Tax Act generally amended Section 162(m) to eliminate the exception for performance-based compensation, effective for taxable years following December 31, 2017.  The $1 million compensation limit was also expanded to apply to a public company’s chief financial officer and apply to certain individuals who were covered employees in years other than the then-current taxable year.  Although certain transition relief may apply with respect to compensation paid pursuant to certain contracts in effect as of November 2, 2017, ambiguities in the Tax Act prevent the Compensation Committee from being able to definitively determine what compensation, if any, payable to the covered employees in excess of $1 million will be deductible in future years.  Interpretations of and changes in applicable tax laws and regulations as well as other factors beyond the control of the Compensation Committee can affect deductibility of compensation, and there can be no assurance that compensation paid to our executive officers who are covered by Section 162(m) will be deductible. As in prior years, the Compensation Committee will continue to take into account the tax and accounting implications (including with respect to the expected lack of deductibility under the revised Section 162(m)) when making compensation decisions, but reserves its right to make compensation decisions based on other factors as well if the Compensation Committee determines it is in its best interests to do so.  Further, taking into account the elimination of the exception for performance-based compensation, the Compensation Committee may determine to make changes or amendments to its existing compensation programs in order to revise aspects of our programs that were initially designed to comply with Section 162(m) but that may no longer serve as an appropriate incentive measure for our executive officers.

COMPENSATION AND EXECUTIVE DEVELOPMENT COMMITTEE REPORT

We, the Compensation and Executive Development Committee of the Board of Directors of the Company, have reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management. Based on such review and discussion, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in the Company’s Annual Report on Form 10-K for the fiscal year ended January 2, 2018.

SUBMITTED BY THE COMPENSATION AND
EXECUTIVE DEVELOPMENT COMMITTEE
OF THE BOARD OF DIRECTORS

Glenn W. Welling, Chairman
Richard L. Federico
Andrew R. Heyer

Summary Compensation Table

The following table sets forth information concerning the compensation earned during fiscal years 2017, 2016 and 2015 by our Named Executive Officers:

2017 SUMMARY COMPENSATION TABLE

Name Principal Position	Year	Salary ($) (1)	Bonus for Fiscal Year ($) (2)		Stock Awards (Time Based) ($) (3)	Stock Awards (Performance Based) ($) (4)	Stock Awards (Market Based) ($) (5)	Options Awards ($) (3)	Non Equity Incentive Plan Compensation ($) (6)	All Other Compensation ($) (7)		Total ($)
Dave Pace	2017	600,000	122,264	(11)						1,149		601,149
Chief Executive Officer	2016	454,615	677,736				1,052,000	870,495		691		3,655,537

Marie Perry	2017	340,000								884		340,884
Executive Vice President, Chief Financial	2016	198,769	254,000		68,160		289,000	319,500		383		1,129,812
& Administrative Officer

Joe Thornton	2017	221,538	150,000	(10)				53,054		39,477	(8)	464,068
Senior Vice President,
Chief Operations Officer

Arnaud Joliff	2017	320,000					73,999			859		394,858
Senior Vice President,	2016	296,729	75,000							602		372,331
Chief Systems Officer	2015	253,115			135,000			294,322		531		682,968

Rachel Phillips-Luther	2017	253,211								31,440	(9)	284,651
Senior Vice President,	2016	99,750	150,000		54,350		195,000			196		499,296
Chief Marketing Officer

(1)	Reflects salaries paid for respective fiscal year
(2)	Reflects bonus guarantees.
(3)

Represents the aggregate fair market value of stock options and restricted stock units calculated in accordance with the fair value method. The grant date fair value of options granted was estimated at the date of grant using a Black-Scholes option-pricing model. Option valuation models, including Black-Scholes, require the input of highly subjective assumptions, and changes in the assumptions used can materially affect the grant date fair value of an award. These assumptions include the risk-free rate of interest, expected dividend yield, expected volatility, and the expected term of the award. The risk-free rate of interest is based on the zero coupon U.S. Treasury rates appropriate for the expected term of the award. We apply the guidance provided by the SEC Staff Accounting Bulletin No. 110 to determine expected term. Expected dividends are zero based on our history of not paying cash dividends on the Company’s common stock. For Fiscal Years 2017, 2016, and 2015, expected volatility is based on historic daily stock price observations of the Company's common stock since its inception. There is currently no market-based mechanism or other practical application to verify the reliability and accuracy of the estimates stemming from these valuation models or assumptions. The fair value of restricted stock units is based on the Company’s closing stock price on the date of grant. See the grant date fair value table below for the assumptions used to calculate the grant date fair value of option grants reported for fiscal years 2017, 2016, and 2015 on a grant by grant basis.

(4)

The fair value of the performance-based restricted stock units is based upon a Monte Carlo calculation. The value of the awards at the grant date assumes that the target level of performance conditions will be achieved in 2016 and 2017.

(5)

The fair value of the market-based restricted stock units is based upon a Monte Carlo calculation. Reflects grant of restricted stock units earned upon the achievement of TSR stock price targets that represent 15%, 22.5% and 30% annualized appreciation over a three-year period.

(6)	Reflects annual incentive bonus awards earned for the respective fiscal year, including guarantees.
(7)	Represents severance, vacation and personal hours paid out at separation as well as premium payments for relocation, life insurance and long term disability.
(8)	Includes $38,921.24 for relocation and $556 for employer paid life insurance and long term disability.

(9)	Includes $30,691.31 for relocation and $747.18 for employer paid life insurance and long term disability.
(10)	Includes management incentive bonus amount guaranteed pursuant to Offer Letter dated, February 25, 2017.
(11)	Reflects bonus guarantee associated with Fiscal 2016 but accrued and paid in Fiscal 2017.

Grant Date Fair Value Table

The following table describes the assumptions used to calculate the grant date fair value of equity grants reported for fiscal years 2017, 2016, and 2015 on a grant-by-grant basis.

Name	Grant Date	Options Granted	RSUs Granted	Exercise Price ($)	Closing Price on Grant Date ($)		Volatility (%)	Expected Life (Years)	Risk Free Interest Rate (%)	Dividend Yield (%)	Grant Date Fair Value per Share ($)
David A. Pace	3/17/2016	150,000			$12.35		41.2	5.18	1.42	—	$4.75
	4/12/2016	50,000			$19.50	(1)	41.2	5.18	1.25	—	$3.17
	5/17/2016		150,000		$11.33						$4.02
	(tranche 1)
	5/17/2016		100,000		$11.33						$2.78
	(tranche 2)
	5/17/2016		100,000		$11.33						$1.71
	(tranche 3)

Marie Perry	5/16/2016	75,000			$11.65		39.1	5.18	1.29	—	$4.26
	5/18/2016		6,000		$11.36						$11.36
	5/18/2016		40,000		$11.36						$4.33
	(tranche 1)
	5/18/2016		25,000		$11.36						$3.08
	(tranche 2)
	5/18/2016		20,000		$11.36						$1.95
	(tranche 3)

Joe Thornton	3/23/2017	15,000			$9.25		38.8	5.39	2.00		$3.54

Rachel Phillips-Luther	8/9/2016		5,000		$10.87						$10.87
	8/9/2016		35,000		$10.87						$3.69
	(tranche 1)
	8/9/2016		20,000		$10.87						$2.25
	(tranche 2)
	8/9/2016		15,000		$10.87						$1.40
	(tranche 3)

Arnaud Joliff	1/24/2017		35,000		$9.30						$1.49
	(tranche 1)
	1/24/2017		20,000		$9.30						$0.80
	(tranche 2)
	1/24/2017		15,000		$9.30						$0.40
	(tranche 3)
	11/12/2015	10,000	—	—	$13.50		42.5	5.85	1.88	—	$5.75
	11/12/2015	—	10,000	—	$13.50		—	—	—	—	$13.50
	3/17/2015	39,209	—	—	$13.94		43.7	5.85	1.74	—	$6.04

(1)	Reflects the strike price for these premium priced options, rather than the closing price.

CEO Pay Ratio

We are providing the following information about the relationship of the annual total compensation of our median employee and the annual total compensation of our Chief Executive Officer (“CEO”):

For 2017, our last completed fiscal year:

▪	The annual total compensation of our median employee was $7,971. Our median employee is a part-time, hourly store employee.
▪	The annual total compensation of our CEO, as reported in the Summary Compensation Table included on page 31 of this Proxy Statement, was $723,413.

Based on this information for fiscal year 2017, we reasonably estimate that the ratio of our CEO’s annual total compensation to the annual total compensation of our median employee was 91:1. Our pay ratio estimate has been calculated in a manner consistent with Item 402(u) of Regulation S-K using the data and assumptions summarized below.

To identify our median employee, we first determined our employee population (other than our CEO) as of December 31, 2017 (the “Determination Date”).  We had 835 employees (other than our CEO), representing all full-time, part-time, seasonal and temporary employees as of the Determination Date.  This number does not include any independent contractors or “leased” workers, as permitted by the applicable SEC rules.

We then measured the W-2 compensation for the employee population (other than our CEO) for the period beginning on January 1, 2017 and ending on December 31, 2017.  We did not annualize compensation for any employees who were employed for less than the full fiscal year.

Once we identified our median employee, we then determined that employee’s total compensation, including any perquisites and other benefits, in the same manner that we determine the total compensation of our named executive officers for purposes of the Summary Compensation Table disclosed above. For 2017, the total compensation of our median employee was determined to be $7,971. This total compensation amount for our median employee was then compared to the 2017 total compensation of our CEO as reported in the Summary Compensation Table to determine the pay ratio.

The rules for identifying the median compensated employee and calculating the CEO pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the CEO pay ratio reported by other companies, including in our own industry, may not be comparable to the CEO pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own CEO pay ratios.

Grants of Plan-Based Awards at 2017 Fiscal Year End

The following table sets forth certain information with respect to stock and option awards and other plan-based awards granted during the fiscal year ended January 2, 2018 to our Named Executive Officers:

GRANTS OF PLAN-BASED AWARDS IN FISCAL 2017

								All other stock awards: # of share of stock or units #	All other option awards: # of securities underlying options(2) #	Exercise or base price of options awards $	Grant date fair value of stock and option awards(3) $

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards

	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum
Name	Date	$	$	$	#	#	#
David A. Pace	3/1/2017	300,000	600,000	900,000

Marie Perry	3/1/2017	102,000	204,000	306,000

Joe Thornton	3/23/2017	75,000	150,000	225,000
	3/23/2017								15,000	$9.25	$53,054

Rachel Phillips-Luther	3/1/2017	71,250	142,500	213,750

Arnaud Joliff	3/1/2017	80,000	160,000	240,000
						35,000(4)					$51,999
						20,000(4)					$16,000
						15,000(4)					$6,000

(1)

These columns show the threshold, target and maximum potential payout under the Management Incentive Plan for each of the Named Executive Officers. The target payouts and maximum payouts listed represent the target and maximum amounts payable based on the Fiscal 2017 target metrics described above in the Section entitled “Compensation Discussion and Analysis,” taking into account the base salaries paid to each of the Named Executive Officers as of January 2, 2018, the last day of Fiscal 2017. No payouts were made under the Management Incentive Plan for Fiscal 2017.  The targets for each of our Named Executive Officers are determined by the Compensation and Executive Development Committee.

(2)	Represents 15,000 option shares granted to Mr. Thornton which were an inducement grant outside of the 2013 plan. The grants are time-based and will vest in equal annual installments over three years.
(3)

This amount reflects the grant date fair value of the awards granted in Fiscal 2017. The calculation of grant date fair value is explained in Footnote 3 to the 2017 Summary Compensation Table, above. Time-based grants were valued based on grant price.

(4)

The grants are market-based grants and will vest upon the 30th consecutive trading day the closing price of JMBA common stock equals or exceeds $19.50, $24.00 and $28.50, respectively, or upon a change of control whereby JMBA's stockholders receive a per share consideration equaling or exceeding such target price, so long as the target price is achieved during the three year period beginning on the vesting commencement date, and in each case so long as the executive remains an employee of JMBA and/or its affiliates.

Outstanding Equity Awards at 2017 Fiscal Year End

The following table sets forth certain information with respect to the number and value of all unexercised options or unvested portions of restricted stock units previously awarded to our Named Executive Officers as of January 2, 2018:

OUTSTANDING EQUITY AWARDS AT January 2, 2018

	Option Awards(1)				Stock Awards(1)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Yet Vested(2) ($)	Equity Incentive Plan Awards of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards; Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(2) ($)
David A. Pace	50,000	100,000	12.35	3/14/2026
	16,666	33,334	19.50	3/14/2026
					150,000(3)	1,204,500
					100,000(3)	803,000
					100,000(3)	803,000

Marie Perry	25,000(4)	50,000(4)	11.65	5/16/2026
					4,000(4)	32,120
					40,000(6)	321,200
					25,000(6)	200,750
					20,000(6)	160,600

Joe Thornton		15,000(5)	9.25	3/20/2027

Arnaud Joliff	22,500	—	10.79	11/7/2023
	13,069	26,140	13.94	3/17/2025
	5,000	5,000	13.50	11/12/2025
					3,334(7)	26,772
					35,000(3)	281,050
					20,000(3)	160,600
					15,000(3)	120,450

(1)	Reflects restricted stock units, options, or stock awards granted under the 2013 Equity Plan as well as inducement grants.
(2)	Market values have been estimated using a price per share of $8.03, which was the closing price of our common stock on the last trading day of Fiscal 2017.
(3)

The grants are market-based grants and will vest upon the 30th consecutive trading day the closing price of JMBA common stock equals or exceeds $19.50, $24.00 and $28.50, respectively, or upon a change of control whereby JMBA's stockholders receive a per share consideration equaling or exceeding such target price, so long as the target price is achieved during the three year period beginning on the vesting commencement date, and in each case so long as the executive remains an employee of JMBA and/or its affiliates.

(4)

Represents inducement grants made outside of the Company’s 2013 Equity Plan. The grants are time-based grants and will vest in equal annual installments over three years on the anniversary of the grant date which was 5/16/2016.

(5)

Represents an inducement grant of stock options made outside of the Company’s 2013 Equity Plan. The grants are time-based grants and will vest in equal annual installments over three years on March 20th in 2018, 2019, and 2020. The grant date was 3/23/2017.

(6)

Represents grants of restricted stock unit inducement grants made outside of the Company’s 2013 Equity Plan. The grants are market-based grants and will vest upon the 30th consecutive trading day the closing price of JMBA common stock equals or exceeds $19.50, $24.00 and $28.50, respectively, or upon a change of control whereby JMBA's stockholders receive a per share consideration equaling or exceeding such target price, so long as the target price is achieved during the three year period beginning on the vesting commencement date, and in each case so long as the executive remains an employee of JMBA and/or its affiliates.

(7)	This grant is a time-based restricted stock unit award and will vest in equal annual installments over three years on the anniversary of the grant date which was 11/12/2015.

Option Exercises and Stock Vested During Last Fiscal Year

OPTION EXERCISES AND STOCK VESTED DURING

THE FISCAL YEAR ENDED January 2, 2018

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(2) ($)
David A. Pace	-	-	-	-
Marie Perry	-	-	2,000	15,240
Joe Thornton	-	-	-	-
Rachel Phillips-Luther	-	-	1,666	14,261
Arnaud Joliff	-	-	4,167	34,186

(1)

Based on the difference between the market price of our common stock on the date of exercise and the exercise price of the relevant option multiplied by the number of shares for which the option was exercised.

(2)	Based on the market value of the underlying shares on vesting date multiplied by the number of shares vested.

The Company does not provide any deferred compensation arrangements or pension plans. As such, the Pension Benefits Table and Nonqualified Deferred Compensation Table have been eliminated from this proxy statement.

Potential Payments upon Termination or Change in Control

In 2013 we adopted the Severance Plan for the benefit of employees of the Company holding the title of Executive Vice President or Senior Vice President and for certain other key employees of the Company who may be designated by the Compensation and Executive Development Committee from time to time as eligible to participate in the Severance Plan (each a “Participant,” and collectively, the “Participants”). The Severance Plan was amended and restated effective July 2017.  The Compensation and Executive Development Committee decided to adopt the Severance Plan to provide Participants with specified compensation and benefits in the event of a termination of employment under circumstances specified therein. Each of the current Executive Vice Presidents and Senior Vice Presidents has entered into a Severance Plan participation agreement which supersedes all prior arrangements and understandings regarding the subject matter of the Severance Plan (including, but not limited to any severance provisions under any employment agreement entered into prior to the effective date of the Severance Plan and/or the date of the participation agreement), and shall be the exclusive agreement for the determination of any payments and benefits due to such employee.

Pursuant to the Severance Plan, in the event that a Participant is terminated without cause or resigns for good reason in the absence of a change of control, such participant will be entitled to receive certain compensation and benefits from the Company, including the following:

•

a severance payment equal to 125% if the Participant entered into an Initial Participation Agreement  before July 1, 2017 and was an Executive Vice President or 100% of such Participant’s annual base salary rate in effect as of the date of termination if the Participant was not an Executive Vice President at the time of entering into an initial Participation Agreement before July 1, 2017 or if Participant entered into an initial Participation Agreement on or after July 1, 2017;

•	all incentive bonuses earned by participant during the period immediately preceding the performance period in which the Participant’s employment terminates;
•	the Participant’s pro rata bonus amount as of the date of termination for incentive bonuses earned during the current performance period; and
•	continuation of health coverage for twelve (12) months.

Pursuant to the Severance Plan, in the event that the Participant is terminated without cause or resigns for good reason within eighteen (18) months following a change in control (as such term is defined in the Severance Plan), such Participant will be entitled to receive certain compensation and benefits from the Company, including the following:

•

a severance payment equal to 125% (Executive Vice Presidents upon entry into an initial Participation Agreement before July 1, 2017) or 100% (in the case of a Participant who was not an Executive Vice President upon entry into an initial Participation Agreement before July 1, 2017) of such Participant’s annual base salary rate in effect as of the date of termination;

•	all incentive bonuses earned by Participant during the period immediately preceding the performance period in which the Participant’s employment terminates;
•	a bonus payment equal to 100% of the Participant’s target bonus for the performance period;
•	continuation of health coverage for twelve (12) months; and
•	100% accelerated vesting of all unvested equity awards granted on or after the effective date of the Severance Plan.

Other than as set forth in the Severance Plan, all payments under the Severance Plan are designed to be paid in accordance with the Company’s standard procedures, including applicable tax withholding, and are subject to compliance with Section 409A of the Code. Among other conditions, the Participant must sign and not revoke a general release of all claims against the Company as a condition to receiving any of the benefits prescribed by the Severance Plan.

In November 2017, Rachel Phillips-Luther departed as Senior Vice President, Chief Marketing Officer.  In connection with her termination, Ms. Phillips-Luther received $285,000 severance and $23,100.24 for continuation of healthcare benefits.

The following table presents our estimate of the dollar value of the payments and benefits payable to our Named Executive Officers upon the occurrence of a termination without cause or resignation for good reason under the circumstances noted above, assuming that such event occurred on January 2, 2018, the last day of Fiscal 2017. The actual amounts that would be paid to any Named Executive Officer can only be determined at the time of an actual termination of employment and would vary from those listed below.

	Cash Severance	Equity Acceleration	COBRA Premium
Current Officers:	($)	($)(1)	($)(2)
David A. Pace	1,077,736(3)	-	14,402
Marie Perry	629,000(4)	-	15,676
Rachel Phillips-Luther	385,000(5)	-	20,042
Steve Adkins	320,000 (5)	-	14,402
Arnaud Joliff	320,000 (5)	-	20,042

(1)	Assumes maximum payment of COBRA premiums for the entire severance period covered by the applicable agreement.
(2)	Includes one year’s base salary and 100% of incentive bonuses for Fiscal 2017.
(3)	Reflects 125% of annual base salary for Executive Vice President and pro rata bonus through date of termination.
(4)	Reflects 100% of annual base salary for Senior Vice President and pro rata bonus through date of termination.

The following table presents our estimate of the dollar value of the payments and benefits payable to our Named Executive Officers upon the occurrence of a termination without cause or resignation for good reason in connection with a change of control under the circumstances noted above, assuming that such event occurred on January 2, 2018, the last day of Fiscal 2017. The actual amounts that would be paid to any Named Executive Officer can only be determined at the time of an actual termination of employment and would vary from those listed below.

	Cash Severance	Equity Acceleration	COBRA Premium
Current Officers:	($)	($)(1)	($)(2)
David A. Pace	1,377,736(3)	-	14,402
Marie Perry	629,000(4)	61,740	15,676
Rachel Phillips-Luther	385,000(5)	51,450	20,042
Steve Adkins	480,000 (5)	38,334	14,402
Arnaud Joliff	480,000 (5)	85,767	20,042

(1)

Calculated based on the assumption that triggering event takes place on January 2, 2018, the last trading day of Fiscal 2017. Reflects the value of accelerated vesting of outstanding equity awards based on the fair market value of $8.03 per share as of the last trading day of Fiscal 2017. Acceleration of outstanding equity awards with an exercise price above $8.03 per share is not reflected.

(2)	Assumes maximum payment of COBRA premiums for the entire severance period covered by the applicable agreement.
(3)	Includes eighteen (18) months of base salary and 100% of incentive bonuses for Fiscal 2017.
(4)	Includes 125% of annual base salary for Executive Vice President and 100% of incentive bonuses for Fiscal 2017.
(5)	Includes 100% of annual base salary for Senior Vice President and 100% of incentive bonuses for Fiscal 2017.

Change in Control Arrangements in our Equity Compensation Plans

The Compensation and Executive Development Committee may, in its discretion, provide in the grant of any award under the 2013 Equity Plan for the acceleration of exercisability, vesting and/or settlement in connection with a change in control (as defined in the 2013 Equity Plan).

Pursuant to the terms of the 2013 Equity Plan, if a change in control occurs, the surviving, continuing, successor or purchasing entity or its parent may, without the consent of any participant in the 2013 Equity Plan, either assume or continue the Company’s rights and obligations under outstanding awards or substitute substantially equivalent awards for its stock. If so determined by the Compensation and Executive Development Committee, stock-based awards will be deemed assumed if, for each share subject to the award prior to the change in control, its holder is given the right to receive the same consideration that a shareholder would receive as a result of the change in control. In general, any awards which are not assumed, substituted for or otherwise continued in connection with a change in control or exercised or settled prior to the Change in Control will terminate effective as of the time of the change in control. Subject to the restrictions of Section 409A of the Code, the Compensation and Executive Development Committee may provide for the acceleration of vesting or settlement of any or all outstanding awards upon such terms and to such extent as it determines. The 2013 Equity Plan also authorizes the Compensation and Executive Development Committee, in its discretion and without the consent of any participant, to cancel each or any award denominated in shares of stock upon a change in control in exchange for a payment to the participant with respect each vested share (and each unvested share if so determined by the Compensation and Executive Development Committee) subject to the cancelled award of an amount equal to the excess of the consideration to be paid per share of common stock in the change in control transaction over the exercise price per share, if any, under the award. In addition, for awards granted after the 2013 Equity Plan’s amendment and restatement, in the event awards are assumed, continued, or substituted for, as provided above, then “double trigger” treatment (where awards accelerate upon a qualifying termination of employment that follows such change in control) will apply, provided that performance-based awards will be based on actual performance results and will only vest to the extent of such results.

Pursuant to the 2006 Stock Plan, holders of stock rights granted thereunder may be entitled to accelerated vesting upon the occurrence of a corporate transaction (as defined therein). Should a corporate transaction occur, the Board of Directors, or the board of directors of any entity assuming the obligations of the Company thereunder, may generally:

•

make appropriate provision for the continuation of such stock rights by substituting, on an equitable basis, either the consideration payable with respect to the number of outstanding shares of Common Stock in connection with the Corporate Transaction or securities of any successor or acquiring entity;

•

upon written notice to the holders, provide that all stock rights must be exercised (either (a) to the extent then exercisable or (b) at the discretion of the Board of Directors, all options or stock rights being made fully exercisable for purposes of the 2006 Stock Plan), within a specified number of days of the date of such notice, at the end of which period the options or stock rights shall be terminated; or

•

terminate all options or stock rights in exchange for a cash payment equal to the excess of the fair market value, less the relevant exercise price, if any, of the shares subject to such stock rights (either (a) to the extent then exercisable or (b) at the discretion of the Board of Directors, all options or stock rights being made fully exercisable for purposes of the 2006 Stock Plan).

Pursuant to the 2001 Plan, the Board of Directors, in the event of a “Change in Control,” shall have the right, but not the obligation, to accelerate the vesting or termination of restriction, limitation or repurchase rights applicable to such stock awards. As defined in the 2001 Plan, “Change in Control” means:

•	a sale of substantially all of the assets of the Company;
•	a merger or consolidation in which the Company is not the surviving corporation;
•

a reverse merger in which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger are converted by virtue of the merger into other property; or

•	the acquisition by any person, entity or group of securities of the Company representing at least 50% of the combined voting power entitled to vote in the election of Directors.

COMPENSATION OF MEMBERS OF OUR BOARD OF DIRECTORS

The following table sets forth information concerning the compensation earned or paid during Fiscal 2017 under our Non-Employee Director Compensation Policy by each individual who served as a non-employee director at any time during Fiscal 2017.

2017 DIRECTOR COMPENSATION

Name	Board Fees Earned of Paid in Cash(1) ($)	Stock Awards(2) ($)	Total
Lorna C. Donatone	67,500	0	67,500
Michael A. Depatie	77,500	0	77,500
Richard L. Federico	97,500	0	97,500
Andrew R. Heyer	57,500	0	57,500
James C. Pappas	57,500	0	57,500
Glenn W. Welling	67,500	0	67,500

(1)	Fees earned are based on membership on the Board and participation in Board or committee chairmanship positions.
(2)

As described in the “Compensation Discussion and Analysis”, due to the delay in the filing of our annual and quarterly reports with the SEC, we did not have a registration statement in effect.  Thus, we were unable to grant equity to our directors.  Per the Company’s policy, the Company intends to grant shares related to the service of the directors in the amounts described in “Compensation of Directors” below, upon the effectiveness of our registration statement.

Compensation of Directors

It is the general policy of the Board of Directors that compensation for non-employee directors should be a mix of cash and equity-based compensation. Director compensation is generally reviewed annually by the Compensation and Executive Development Committee, with any changes made by the committee generally becoming effective commencing after the Annual Meeting of Shareholders. All Board members are entitled to reimbursement by the Company for reasonable travel to and from meetings of the Board, and reasonable food and lodging expenses incurred in connection therewith. In July 2017, the Board agreed to take a $5,000 reduction in cash compensation, reduced commencing the third quarter 2017 payment.  The 2017 compensation for non-employee directors under our Non-Employee Director Compensation Policy consisted of the following:

	Cash Compensation(1)(5) $	Equity Compensation(4) $
Annual Retainer:
Board Member	60,000	60,000(2)
Chairman of the Board (additional)	40,000	40,000(3)
Audit Committee Chair (additional)	20,000	—
Compensation and Executive Development Committee Chair (additional)	10,000	—
Nominating and Corporate Governance Committee Chair (additional)	10,000	—

(1)

Assumes service for a full year; directors who serve for less than the full year are entitled to receive a pro-rated portion of the applicable payment. Each “year”, for purposes of the Director Compensation Policy, begins on the date of our annual meeting of shareholders. Each director can elect, in lieu of one-half of their Board Member cash compensation, to take an equally valued stock grant.

(2)

Each non-employee director elected at an annual meeting is entitled to receive an annual grant of equity-based compensation consisting of a number of restricted stock units under the 2013 Plan with a grant date value equal to $60,000.

(3)

The Chairman of the Board is entitled to receive an annual grant of equity-based compensation consisting of a number of restricted stock units under the 2013 Plan with a grant date value equal to $40,000.

(4)

As described in the “Compensation Discussion and Analysis”, due to the delay in the filing of our annual and quarterly reports with the SEC, we did not have a registration statement in effect.  Thus, we were unable to grant equity to our directors.  Per the Company’s policy, the Company intends to grant shares related to the service of the directors in the amounts described herein, upon the effectiveness of our registration statement.

(5)

These amounts represent the cash compensation paid to the Board in the first and second quarters of 2017.  In July 2017, the Board agreed to take a $5,000 reduction in cash compensation, from each of the amounts above, reduced commencing the third quarter 2017 payment.

Other than as provided above, there were no other arrangements pursuant to which any director was compensated during the fiscal year ended January 3, 2018 for service as a director.

In line with the Company’s cost-reduction efforts, the Board of Directors approved a modification of director compensation such that each of the cash and equity components of annual director compensation was reduced by $5,000, effective as of the third quarter of 2017.

Compensation Committee Interlocks and Insider Participation

During Fiscal 2017, no member of the Compensation and Executive Development Committee had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K. During Fiscal 2017, none of the Company’s executive officers served on the Compensation and Executive Development Committee or Board of Directors of another entity any of whose executive officers served on the Company’s Compensation and Executive Development Committee or Board of Directors.

EQUITY COMPENSATION PLAN INFORMATION

The Company maintains one stock-based compensation plan. On May 17, 2016, at its 2016 Annual Meeting of Shareholders, the Company’s shareholders, upon the recommendation of the Board of Directors, approved the amendment and restatement of the Jamba, Inc. 2013 Equity Incentive Plan (the “2013 Equity Plan”). The 2013 Equity Plan amended and restated the existing 2013 Equity Plan adopted in May 2013.  The 2013 Equity Plan authorizes the Company to provide incentive compensation in the form of stock options, stock appreciation rights, restricted stock and stock units, performance shares and units, other stock-based awards, cash-based awards and deferred compensation awards. The 2013 Equity Plan authorizes the issuance of up to 3,028,847 shares.  The following table sets forth information regarding outstanding options and shares reserved for future issuance under the foregoing plans as of January 2, 2018:

Plan Category	Number of shares to be issued upon exercise of outstanding options (a)	Weighted- average exercise price of outstanding options ($) (b)	Number of shares remaining available for future issuance under equity compensation plans (excluding shares reflected in column)(2) (c)
Equity compensation plans approved by stockholders	529,248	13.58	1,711,967
Equity compensation plans not approved by stockholders(1)	110,000	11.11	—
Total	639,248		1,711,967

(1)

Represents shares of our Common Stock granted to executives outside of our equity incentive plans. The grant of these options did not require approval by our shareholders due to their qualification under the “inducement grant exception” provided by Nasdaq Listing Rule 5635(c)(4).

(2)	Includes 1,137,286 available for future issuance under the 2013 Equity Plan and 574,681 shares available for future issuance under the 2010 Employee Stock Purchase Plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED SHAREHOLDER MATTERS

The following table sets forth, as of February 1, 2018, certain information with respect to the beneficial ownership of the Company’s Common Stock by (i) each person who is known by the Company to be the beneficial owner of more than 5% of the Company’s Common Stock, (ii) each director and director-nominee of the Company, (iii) each executive officer named in the Summary Compensation Table and (iv) all directors and executive officers of the Company as a group.

	Shares of Common Stock Beneficially Held
Name and Address of Beneficial Owner(1)	Amount(2)	Percent(3)
Engaged Capital, LLC(4)	2,834,002	18.2%
610 Newport Center Drive, Suite 250
Newport Beach, California 92660
Wellington Management Group LLP(5)	2,129,476	13.7%
280 Congress Street
Boston, MA 02210
Indus Capital Partners, LLC(6)	1,430,860	9.2%
888 Seventh Avenue, 26th Floor
New York, NY 10019
Thompson Siegel & Walmsley LLC(7)	790,851	5.1%
6806 Paragon Place, Suite 300
Richmond, VA 23230
David A. Pace(8)	105,677	*
Marie Perry(9)	27,000	*
Rachel Phillips-Luther	4,636	*
Arnaud Joliff(10)	69,543	*
Richard L. Federico(11)	51,832	*
Michael A. Depatie(12)	36,355	*
Lorna C. Donatone	19,710	*
Andrew R. Heyer	33,697	*
James C. Pappas(13)	420,036	2.7%
Glenn W. Welling(4)	2,846,905	18.3%
Joe Thornton(14)	5,000	*
All current directors and executive officers as a group(15)	3,541,212	22.7%
*	Less than 1%

(1)

Except as otherwise indicated, the persons named in this table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws, where applicable, and to the information contained in the footnotes to this table. This table is based upon the most current information supplied to us by current and former officers and directors of the Company and upon information gathered by us about principal shareholders known to us based on a Schedule 13G or 13D filed with the Securities and Exchange Commission.

(2)

Under the rules of the Securities and Exchange Commission, a person is deemed to be the beneficial owner of shares that can be acquired by such person within 60 days upon exercise of options or warrants or vesting of restricted stock units.

(3)

Calculated on the basis of 15,588,206 shares of Common Stock outstanding as of February 1, 2018, provided that any additional shares of Common Stock that a shareholder has the right to acquire within 60 days after February 1, 2018 are deemed to be held and outstanding for the purpose of calculating that shareholder’s percentage of beneficial ownership but not the percentages of beneficial ownership of other shareholders.

(4)

Based on a Form 4 filed on May 8, 2017 by Engaged Capital, LLC (“Engaged Capital”) and certain of its affiliates. Represents shares directly owned by Engaged Capital Master Feeder I, LP (“Engaged Capital Master I”) and Engaged Capital Master Feeder II, LP (“Engaged Capital Master II”) and held in an account separately managed by Engaged Capital (the “Engaged Capital Account”). Engaged Capital serves as the general partner and investment adviser of each of Engaged Capital Master I and Engaged Capital Master II and the investment adviser of the Engaged Capital Account. Engaged Capital Holdings, LLC (“Engaged Holdings”) serves as the managing member of Engaged Capital. Mr. Welling, as the Founder and Chief Investment Officer of Engaged Capital and the sole member of Engaged Holdings, may be deemed to beneficially own the shares owned directly by Engaged Capital Master I and Engaged Capital Master II and held in the Engaged Capital Account. Mr. Welling expressly disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

(5)

Based on a Schedule 13G/A filed on February 9, 2017 by Wellington Management Group LLP. Represents (i) 1,482,713 shares over which Wellington Management Group LLP has shared voting power, and (ii) 2,129,476 over which Wellington Management Group LLP has shared dispositive power.

(6)

Based on a Schedule 13D filed on August 17, 2017 by Indus Capital Partners, LLC. Represents (i) 1,430,860 shares over which Indus Capital Partners, LLC has shared voting power, (ii) 1,430,860 shares over which Indus Capital Partners, LLC has shared dispositive power.

(7)

Based on a Schedule 13G/A filed on February 6, 2017 by Thompson Siegel & Walmsley, LLC. Represents (i) 707,497 shares over which Thompson Siegel & Walmsley, LLC has sole voting power, (ii) 83,354 shares over which Thompson Siegel & Walmsley, LLC has shared voting power, and (iii) 790,851 shares over which Thompson Siegel & Walmsley, LLC has sole dispositive power.

(8)	Represents 39,011 shares of Common Stock held by Mr. Pace and 66,666 shares of Common Stock issuable upon the exercise of vested options held by Mr. Pace.
(9)	Represents 2,000 shares of Common Stock held by Ms. Perry and 25,000 shares of Common Stock issuable upon exercise of vested options held by Ms. Perry.
(10)	Represents 15,904 shares of Common Stock held by Mr. Joliff and 53,639 shares of Common Stock issuable upon exercise of vested options held by Mr. Joliff.
(11)	Represents 22,795 shares of Common Stock held by Mr. Federico and 29,037 shares of Common Stock issuable upon exercise of vested options held by Mr. Federico.
(12)	Represents 28,855 shares of Common Stock held by Mr. Depatie and 7,500 shares of Common Stock issuable upon exercise of vested options held by Mr. Depatie.
(13)

Represents 407,133 shares owned directly owned by JCP Investment Partnership, LP (“JCP Partnership”) and 12,903 shares held by Mr. Pappas directly. Mr. Pappas, solely by virtue of his position as the managing member of JCP Investment Management, LLC, the investment manager of JCP Partnership, and as the sole member of JCP Investment Holdings, LLC, the general partner of JCP Investment Partners, LP, which serves as the general partner of JCP Partnership, may be deemed to beneficially own the shares owned directly by JCP Partnership. Mr. Pappas expressly disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

(14)	Represents 5,000 shares of Common Stock issuable upon the exercise of vested options held by Mr. Thornton.
(15)	Represents 3,586,441 shares of Common Stock and 322,597 shares of Common Stock issuable upon the exercise of vested options. See Notes 4, and 8 through 14, above.

SHAREHOLDER PROPOSALS TO BE PRESENTED AT NEXT ANNUAL MEETING

Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, certain shareholder proposals may be included in our proxy materials for an annual meeting so long as they are provided to us on a timely basis and satisfy the other conditions set forth in applicable SEC rules. For a shareholder proposal to be included in our proxy materials for the next annual meeting of shareholders, the proposal must be received at our principal executive offices, addressed to the Secretary, not later than the close of business (5:00 p.m. Central Time) 120 days prior to the anniversary of the date this year’s proxy materials were released to shareholders, which date shall be January 16, 2019. Shareholder business that is not intended for inclusion in our proxy materials, including nominations for director, may be brought before the 2018 Annual Meeting so long as we receive notice of the proposal as specified by our Bylaws, addressed to the Secretary at our principal executive offices, not later than the above date.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for our Notice of Internet Availability of Proxy Materials, and for those shareholders that received a paper copy of proxy materials in the mail, our proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single Notice, or for shareholders receiving a paper copy of proxy materials, a proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for shareholders and cost savings for companies.

This year, a number of brokers with account holders who are Jamba shareholders will be “householding” our proxy materials. A single Notice, or for shareholders receiving a paper copy of proxy materials, a proxy statement will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice, or for shareholders receiving a paper copy of proxy materials, a proxy statement and annual report, please notify your broker, direct your written request to Investor Relations Department, Jamba, Inc., 3001 Dallas Parkway, Suite 140, Frisco, TX 75034 or contact our Corporate Secretary by telephone at (469) 294-9800. Shareholders who currently receive multiple copies of the Notice, or for shareholders receiving a paper copy of proxy materials, a proxy statement at their address and would like to request “householding” of their communications should contact their broker.

TRANSACTION OF OTHER BUSINESS

At the date of this Proxy Statement, the Board of Directors knows of no other business that will be conducted at the 2018 Annual Meeting other than as described in this Proxy Statement. If any other matter or matters are properly brought before the meeting, or any adjournment or postponement of the meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

By Order of the Board of Directors,

MARIE PERRY

Secretary

May 17, 2018

AnnUAL mEETing OF JAmBA, inc. Annual Meeting of Jamba, Inc. Date: Tuesday, June 26, 2018 to be held on Tuesday, June 26, 2018 Time: 9:00 A.M. (Central Daylight Time) Place: 3001 Dallas Parkway, Suite 140, Frisco, Texas 75034 for Shareholders as of April 27, 2018 See Voting Instruction on Reverse Side. This proxy is being solicited on behalf of the Board of Directors Please make your marks like this: Use dark black pencil or pen only Board of Directors Recommends a Vote FOR the election of the Director Please separate carefully at the per foration and return just this portion in the envelope provided. VOTE BY inTERnET VOTE BY TELEPHOnE nominees in proposal 1 and FOR proposals 2 and 3. Go To 866-284-5317 www.proxypush.com/JmBA 1: Election of Directors Directors • Use any touch-tone telephone. • Cast your vote online. Recommend For Against Abstain • Have your Proxy Card/Voting Instruction Form ready. • View meeting documents. 01 David A. Pace For • Follow the simple recorded instructions. VOTE BY mAiL 02 Richard L. Federico For 03 Andrew R. Heyer For 04 Michael A. Depatie For 05 Lorna C. Donatone For 06 James C. Pappas For 07 Glenn W. Welling For For Against Abstain 2: Ratify the selection of Whitley Penn LLP For as the Company’s independent registered public accounting firm for the fiscal year ending January 1, 2019. For Against Abstain 3: Vote on a non-binding advisory resolution For to approve executive compensation. 4: Transact such other business as may properly come before the meeting or any adjournment or postponement thereof. • Mark, sign and date your Proxy Card/Voting Instruction Form. • Detach your Proxy Card/Voting Instruction Form. • Return your Proxy Card/Voting Instruction Form in the postage-paid envelope provided. The undersigned hereby appoints David A. Pace and Marie Perry, and each of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes each of them to vote all the shares of capital stock of Jamba, Inc. that the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED FOR THE ELECTION OF THE DIRECTOR NOMINEES IN ITEM 1 AND FOR THE PROPOSALS IN ITEMS 2 AND 3. All votes must be received by 5:00 P.M., Eastern Time, June 25, 2018. PROXY TABULATOR FOR JAmBA, inc. P.O. BOX 8016 cARY, nc 27512-9903 To attend the meeting and vote your shares in person, please mark this box. Authorized Signatures - This section must be completed for your instructions to be executed. EVENT # Please Sign Here Please Date Above CLIENT # Please Sign Here Please Date Above Please sign exactly as your name(s) appears on your stock certificate. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

Revocable Proxy — Jamba, inc. Annual meeting of Shareholders June 26, 2018 at 9:00 a.m. (central Daylight Time) This Proxy is Solicited on Behalf of the Board of DirectorsThe undersigned appoints David A. Pace and Marie Perry, each with full power of substitution, to act as proxies for the undersigned, and to vote all shares of common stock of Jamba, Inc. that the undersigned is entitled to vote at the Annual Meeting of Shareholders on Tuesday, June 26, 2018 at 9:00 a.m. at the offices of Jamba, Inc. at 3001 Dallas Parkway, Suite 140, Frisco, Texas 75034, and any and all adjournments thereof, as set forth below.This proxy is revocable and will be voted as directed. However, if no instructions are specified, the proxy will be voted FOR the election of the director nominees specified in Item 1 and FOR the proposals in Items 2 and 3.(cOnTinUED AnD TO BE SignED On REVERSE SiDE)Please separate carefully at the perforation and return just this portion in the envelope provided.